SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PLATINUM UNDERWRITERS HOLDINGS, LTD.

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The Belvedere Building

69 Pitts Bay Road

Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2013

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2013 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 24, 2013 at 9:00 a.m., local time, for the following purposes:

1.	To elect the eight directors nominated by the Company’s Board of Directors to the Company’s Board of Directors to serve until the Company’s 2014 Annual General Meeting of Shareholders.

2.	To hold an advisory vote on named executive officer compensation.

3.	To approve the nomination of KPMG Audit Limited as the Company’s independent registered public accounting firm for the 2013 fiscal year.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2012 with the Company’s independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 8, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

Michael E. Lombardozzi

Executive Vice President, General Counsel,

Chief Administrative Officer and Secretary

Pembroke, Bermuda

March 22, 2013

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters Holdings, Ltd. 2013 Annual General Meeting of Shareholders to be Held on April 24, 2013:

The proxy statement, proxy and 2012 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

The Belvedere Building

69 Pitts Bay Road

Pembroke HM 08 Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 24, 2013

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company,” “we,” “us,” or “our”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2013 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 24, 2013 at 9:00 a.m., local time. These proxy materials are first being mailed to shareholders on or about March 22, 2013.

The Board has fixed the close of business on March 8, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 32,024,066 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that, pursuant to our Amended and Restated Bye-laws (our “Bye-laws”), the voting power of any shareholder shall be adjusted in circumstances in which the “Controlled Shares” (as defined below) held by any person constitute 9.5% or more of the voting power of all issued shares of the Company (such person, a “9.5% Member”), to the extent necessary so that there is no 9.5% Member. “Controlled Shares” means all shares of the Company (i) directly owned, (ii) directly, indirectly or constructively owned by a United States person as determined pursuant to sections 957 and 958 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the treasury regulations promulgated thereunder or (iii) beneficially owned directly or indirectly within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Pursuant to our Bye-laws, any direct or indirect holder of shares shall notify us within ten days following the date that such person acquires actual knowledge that such person is the direct or indirect holder of Controlled Shares constituting 9.5% or more of the voting power of the issued shares of the Company. Accordingly, we request that any holder of Common Shares with reason to believe that it is a 9.5% Member or that it holds Common Shares characterized as Controlled Shares of a 9.5% Member contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% Member. The directors of the Company are empowered to require any direct or indirect shareholder to provide information the directors may reasonably request to determine whether such shareholder’s voting power should be adjusted. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be, or shall be acting on behalf of, a 9.5% Member.

The presence of two or more persons in person and representing in person or by proxy holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The proposals set forth in this proxy statement will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, and a hand vote will be taken on each proposal unless a poll is requested pursuant to our Bye-laws. Please note, however, that the vote on proposal 2 is advisory and non-binding, as discussed in more detail under “Proposal 2 — Advisory Vote on Named Executive Officer Compensation.” Nevertheless, as discussed below under “Executive Compensation —  Compensation Discussion and Analysis — Other Considerations — Shareholder Advisory Votes on Named Executive Officer Compensation,” we will consider our shareholders’ views, as expressed by their vote on this proposal, in any subsequent actions concerning the matter dealt with in such proposal.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.     Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Dan R. Carmichael, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee (hereinafter referred to as a “broker”) must be voted by the broker according to the instructions given by the beneficial owner of the Common Shares or, if no instructions are given and the particular proposal to be voted on is considered to be a routine matter, in the broker’s discretion. In this proxy statement, proposal 3 (approval of the independent registered public accounting firm for the 2013 fiscal year) is considered to be routine. Proposal 1 (election of directors) and proposal 2 (advisory vote on named executive officer compensation) are considered non-routine under the rules of the New York Stock Exchange (the “NYSE”), and therefore a broker will not have discretionary authority to vote if no instructions are given by the beneficial owner of the Common Shares.

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, new voting instructions must be delivered to the broker prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on the particular proposal because it is non-routine. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by our officers, directors, and employees. We may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. We have retained Georgeson Inc. to assist in the solicitation of proxies and will pay a fee of $9,000 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

We provide property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. We operate through two licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) and Platinum Underwriters Reinsurance, Inc. (“Platinum US”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of the following seven members, each of whom was elected as a director on April 24, 2012 at our 2012 Annual General Meeting of Shareholders (the “2012 Annual Meeting”): Dan R. Carmichael, A. John Hass, Antony P. D. Lancaster, Edmund R. Megna, Michael D. Price, James P. Slattery and Christopher J. Steffen. The term of office of each of the current directors will expire at the Annual Meeting. The Board, after considering the recommendation of the Governance Committee, nominated each of the current directors for election as directors at the Annual Meeting to serve until our 2014 Annual General Meeting of Shareholders (the “2014 Annual Meeting”).

The Board voted to increase the authorized number of directors from seven to eight as of the Annual Meeting. At the recommendation of the Governance Committee, the Board has nominated Linda E. Ransom for election as a director at the Annual Meeting to serve until our 2014 Annual Meeting. Ms. Ransom was recommended to the Governance Committee by Mr. Price, our Chief Executive Officer, and Mr. Lombardozzi, our Chief Administrative Officer and General Counsel. If elected, Ms. Ransom will be appointed to the Governance and Compensation Committees.

The Board has no reason to believe that any of its nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

Dan R. Carmichael Age: 68 Director since 2002 Non-executive Chairman of the Board, Chairman of the Governance and Executive Committees and member of the Audit Committee

Mr. Carmichael has been an advisor to FirstMark Capital, a private equity firm, since January 2009. He was an advisor and consultant to Proudfoot Consulting, a management consulting firm, from January 2008 to December 2009. From August 2007 to October 2008, he was an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group, an insurance company. From December 2000 to August 2007, Mr. Carmichael was President, Chief Executive Officer and a director of Ohio Casualty Corporation, a public insurance holding company. Prior thereto, Mr. Carmichael served as President and Chief Executive Officer of IVANS, Inc., an industry-owned organization that provides electronic communications services to insurance, healthcare and related companies. He has had significant involvement in the property and casualty insurance industry in various capacities and served as a Chief Executive Officer of insurance and non-insurance companies for more than twenty years. Mr. Carmichael has been a director of Lender Processing Services, Inc., a public company that provides integrated technology, data and services to the mortgage lending industry, since 2013, and serves on Lender Processing Services, Inc.’s audit committee. He was a director of Alleghany Corporation, a public property and casualty insurance holding company, from 1993 to 2012. Mr. Carmichael was nominated to serve on the Board because of this insurance industry experience and this experience as a public company executive and director.

A. John Hass Age: 47 Director since 2007 Chairman of the Compensation Committee and member of the Audit Committee

Mr. Hass has been a senior advisor to Osmium Partners, LLC, a hedge fund, since November 2012. He was a partner at PEAK6 Investments, L.P., a financial services company, from October 2008 through September 2012 and was the Chief Financial Officer of PEAK6 Investments, L.P. from February 2009 through June 2010. He was the Chief Executive Officer of OptionsHouse, Inc., a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, Mr. Hass was employed at Goldman Sachs & Co., a subsidiary of the public financial services company The Goldman Sachs Group, Inc., most recently as a Managing Director in the Investment Banking Division. Mr. Hass was nominated to serve on the Board because of this executive, finance and investment experience.

Antony P. D. Lancaster Age: 70 Director since 2010 Member of the Governance Committee

Mr. Lancaster currently serves on the board of directors of several private insurance companies and other financial institutions and served as a non-executive director of Platinum Re (UK) Limited, a former subsidiary of the Company, from December 2002 until December 2009. From 1991 to 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of GAN Insurance Company Limited, an insurance company based in France. Following the acquisition in 1998 of GAN by Groupama, an international insurance group based in France, Mr. Lancaster served as Chairman and Chief Executive Officer of Groupama Insurance Co. Limited (Groupama’s United Kingdom subsidiary) until his retirement in 2002. Mr. Lancaster commenced his employment in the insurance industry in 1961 and was employed at various times as a general manager, senior vice president, chief executive and chairman of insurance and reinsurance companies and broker businesses in a number of overseas locations. He was a director of IPC Holdings, Ltd., a public reinsurance company based in Bermuda, from 2006 until 2009. Mr. Lancaster was nominated to serve on the Board because of this international insurance industry experience, this experience as a public company director and his familiarity with the Company.

Edmund R. Megna Age: 66 Director since 2007 Member of the Compensation and Governance Committees

Mr. Megna was Vice Chairman of Guy Carpenter & Co., Inc., the reinsurance intermediary division of Marsh & McLennan Companies, Inc., from November 2002 until his retirement in April 2007. From 1975 until November 2002, he held a variety of positions at Guy Carpenter & Co., Inc., including serving as President from March 1999 until November 2002. Mr. Megna was nominated to serve on the Board because of this experience as an insurance industry executive.

Michael D. Price Age: 46 Director since 2005 Member of the Executive Committee

Mr. Price has been our President and Chief Executive Officer since October 2005, was our Chief Operating Officer from August 2005 until October 2005, and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of our predecessor, the former reinsurance segment of The St. Paul Companies, Inc., from June 2002 until November 2002. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., specializing in aerospace insurance. Mr. Price was nominated to serve on the Board because, as our Chief Executive Officer, he brings deep knowledge of our operations to the Board.

Linda E. Ransom Age: 59 Nominee

Ms. Ransom has been a practicing corporate and securities lawyer for more than 30 years, and has worked as our outside counsel since our formation in 2002 and as a consultant to our Board and General Counsel since May 2012. From March 1998 until April 2012, Ms. Ransom was a partner at the law firm of Dewey & LeBoeuf LLP (which declared bankruptcy on May 28, 2012 and in which she had no management role) and its predecessor, Dewey Ballantine LLP. Prior thereto, she was a partner at the law firm of Donovan Leisure Newton & Irvine. Ms. Ransom was nominated to serve on the Board because of her familiarity with the Company and her significant legal experience generally and in the insurance and reinsurance industries in particular.

James P. Slattery Age: 61 Director since 2009 Chairman of the Audit Committee

Mr. Slattery has been President of JPS & Co., LLC, an insurance and investment consulting company, since April 2001. He was Senior Vice President — Insurance of Alleghany Corporation, a public property and casualty insurance holding company, and President of Alleghany Insurance Holdings, LLC, the insurance holding company subsidiary of Alleghany Corporation, from April 2002 until his retirement in July 2008. From 1986 to 2001, he was employed by subsidiaries of Swiss Re Ltd, a public reinsurance company based in Switzerland, most recently as Chief Operating Officer and Deputy Chief Executive Officer of Swiss Reinsurance America Corporation. Mr. Slattery was employed by various public and private reinsurance companies from 1978 until his retirement in 2008, including as a senior financial officer. Prior thereto, he was an auditor with KPMG LLP. Mr. Slattery is also a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Slattery was a director of Darwin Professional Underwriters, Inc., a public insurance holding company, from 2006 to 2008. Mr. Slattery was nominated to serve on the Board because of this experience as a public company executive and director and his finance and insurance industry experience.

Christopher J. Steffen Age: 71 Director since 2010 Member of the Audit and Compensation Committees

Mr. Steffen has been an advisor to Wall Street Management & Capital, Inc., a consulting firm, since April 2002 and has served on various committees advising the Financial Accounting Standards Board. From 1993 until his retirement in 1996, he served as Vice Chairman and a director of Citicorp and its principal subsidiary, Citibank N.A. In 1993, he was the Chief Financial Officer of Eastman Kodak, a public imaging technology products and services company, and from 1989 to 1993 he was the Chief Financial Officer and Chief Administrative Officer and a director of Honeywell International, Inc., a public diversified technology and manufacturing company. Mr. Steffen was also a certified public accountant. Mr. Steffen has been a director and the Chairman of the Board of Directors of ViaSystems Group, Inc., a public company that provides complex multi-layer printed circuit boards and electro-mechanical solutions, since 2003 and a director of W. R. Grace & Co., a public company that produces and sells specialty chemicals and specialty materials, since 2006. He is W. R. Grace & Co.’s Lead Independent Director, Chairman of W. R. Grace & Co.’s nominating and governance committee and serves on W. R. Grace & Co.’s compensation committee and audit committee (and has been designated as an audit committee financial expert). In addition, Mr. Steffen is Chairman of ViaSystems Group, Inc.’s nominating and governance committee, the interim Chairman of ViaSystems Group, Inc.’s audit committee (and has been designated as an audit committee financial expert) and serves on ViaSystems Group, Inc.’s compensation committee. He was a director of Accelrys, Inc., a public company that develops and commercializes scientific business intelligence software and solutions, from 2004 to 2012. Mr. Steffen was nominated to serve on the Board because of this finance experience and his experience as a public company executive and director.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Independence of Directors

The NYSE listing standards require us to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that each of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen, constituting a majority of the Board, has no material relationship with the Company other than in his capacity as a member of the Board and committees thereof, and thus each is an independent director of the Company. The Board has also determined that Ms. Ransom, nominee for election as a director of the Company, has no material relationship with the Company and thus would be an independent director if elected at the Annual Meeting.

None of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen has any relationship with the Company other than as a director and member of committees of the Board. Ms. Ransom is party to a letter agreement with us dated May 7, 2012 pursuant to which she provides consulting services to the Board and its committees and legal services to our General Counsel and legal staff from May 7, 2012 until the date of the Annual Meeting, at which time the letter agreement will expire. Ms. Ransom received a total of $100,000 in fees for these consulting services, paid in three equal installments on or about June 30, 2012, October 31, 2012 and December 31, 2012. Based on the foregoing, the Board has determined that Ms. Ransom has no material relationship with the Company.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should have the flexibility to decide whether it is best for the Company at any given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman of the Board should be selected from the independent directors. Currently, different individuals serve in the roles of Chairman of the Board and Chief Executive Officer. Mr. Carmichael, an independent director, is the non-executive Chairman of the Board and the Chairman of the Governance Committee and, as such, he presides at the meetings of the Board and at the meetings of independent directors that are held after each Board meeting. We believe that it is important for the Company to have independent, non-management leadership at the Board level, which enhances the Chief Executive Officer’s accountability to the Board and contributes to effective risk oversight and corporate governance. The separation of the Chief Executive Officer and Chairman of the Board roles provides a balance between management and independent, non-management leadership. However, the Board retains the flexibility to consider other structures that provide a similar balance of leadership, such as one that combines the roles of Chairman of the Board and Chief Executive Officer and includes the naming of a lead independent director. Accordingly, the Board periodically reviews its leadership structure.

Board Role in Risk Oversight

Pursuant to its charter, the Audit Committee has the responsibility to discuss with management our guidelines and policies with respect to corporate risk assessment and risk management. Given the importance of these issues to our operations, the Audit Committee has determined that all Board members should be involved in discussions relating to these issues in order to foster a better understanding of our risk profile. Accordingly, at the request of the Audit Committee, our Chief Risk Officer, Kenneth A. Kurtzman, reports to the full Board on a quarterly basis with respect to our exposure to various types of risk on an aggregate and per risk basis, including exposure from our property and casualty reinsurance business and our investment portfolio. In addition, the Board participates in an annual strategy session with management that includes a discussion of risk led by the Chief Executive Officer and periodically participates in an assessment of our risk management procedures.

Standing Committees of the Board of Directors

The Board maintains four standing committees: the Audit, Compensation, Governance and Executive Committees. Each of these committees operates pursuant to a charter, each of which is posted on our website at

www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at our principal executive offices.

Audit Committee

The Audit Committee presently consists of Messrs. Carmichael, Hass, Slattery (Chairman) and Steffen. Following the Annual Meeting, if elected, Mr. Lancaster will be appointed to the Audit Committee, Mr. Carmichael will step down from the Audit Committee and the Audit Committee will consist of Messrs. Hass, Lancaster, Slattery (Chairman) and Steffen. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that Mr. Slattery and Mr. Steffen are “audit committee financial experts” as defined in the rules of the United States Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that Mr. Lancaster would be independent as defined in the NYSE listing standards and would meet NYSE standards of financial literacy and accounting or related financial management expertise if elected at the Annual Meeting and appointed to the Audit Committee as planned.

The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•

engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to us by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of our independent registered public accounting firm;

•	oversee the compensation, activities and performance of our internal audit function and review the quality and adequacy of our internal controls and internal auditing procedures;

•

periodically review with management and the independent registered public accounting firm our accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of our financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on our financial statements;

•	discuss with management our guidelines and policies with respect to corporate risk assessment and risk management;

•	discuss with management each of the earnings press releases;

•

review with management and the independent registered public accounting firm the financial statements to be included in our quarterly and annual reports, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in our annual reports;

•	approve a code of ethics, as required by SEC rules, for our senior financial officers and such other of our employees and agents as the Audit Committee determines;

•	establish procedures for the handling of complaints received by us regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and assess the adequacy of the Audit Committee charter.

Compensation Committee

The Compensation Committee presently consists of Messrs. Hass (Chairman), Megna and Steffen. Following the Annual Meeting, if elected, Ms. Ransom will be appointed to the Compensation Committee and the Compensation Committee will consist of Messrs. Hass (Chairman), Megna and Steffen and Ms. Ransom. The

Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards. In addition, the Board has determined that Ms. Ransom would be independent as defined in the NYSE listing standards if elected at the Annual Meeting and appointed to the Compensation Committee as planned.

The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review our compensation policies and practices and those of our subsidiaries, including incentive compensation plans and equity-based plans that are subject to Board approval;

•

review the recommendations of the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries who report directly to the Chief Executive Officer and of any consultants, agents and other persons to the extent that determinations with respect to the compensation of such consultants, agents and other persons are expressly delegated to the Compensation Committee, and make determinations with respect thereto;

•

review a report from the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Compensation Committee deems appropriate;

•

review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation after consultation with each of the directors on the Board;

•	review and make recommendations relating to director compensation for discussion and approval by the Board;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a determination with respect thereto;

•

oversee the administration of our incentive-compensation plans and equity-based plans, and any other plans that provide for administration by the Compensation Committee, amend and interpret such plans and the awards and agreements issued pursuant thereto, and make awards to eligible persons under such plans and to determine the terms of such awards;

•

review and discuss with management our Compensation Discussion and Analysis, recommend whether the Compensation Discussion and Analysis should be included in our proxy statement, and produce an annual report to such effect for inclusion in our proxy statement; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

Compensation Process and Procedures.    The Compensation Committee charter provisions set forth above outline the scope of authority of the Compensation Committee. The Compensation Committee has the sole authority to set the Chief Executive Officer’s compensation. As noted above, the Compensation Committee consults with each of the other directors on the Board in setting such compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers, among other factors, our financial performance and shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and awards given to the Chief Executive Officer in past years. Compensation determinations for our other named executive officers are also made by the Compensation Committee. The Compensation Committee receives recommendations regarding such compensation from the Chief Executive Officer, who considers, among other factors, competitive compensation information. The Compensation Committee also consults with the Chief Executive Officer regarding the form of compensation and benefits to be provided to our other executive officers. The Compensation Committee may request a report from a compensation consulting firm in support of such proposed compensation and may consider comparative competitive data prepared by a compensation consulting firm or our human resources personnel.

Director compensation is reviewed by the Compensation Committee, which makes recommendations with respect to director compensation for discussion and approval by the Board. When making recommendations, the Compensation Committee considers the complexity and size of the Company. To create a direct linkage between director compensation and our performance, a portion of a director’s compensation is paid in share units which convert into Common Shares. The Chief Executive Officer is not involved in making decisions regarding director compensation.

Pursuant to its charter, the Compensation Committee may retain professional firms and outside experts to assist in the discharge of its duties. The Compensation Committee has the sole authority to retain, evaluate and replace such firms, including the sole authority to approve the firms’ fees and other retention terms. The Compensation Committee approves the peer group of companies used by the compensation consulting firms it hires and reviews the methodology employed by such firms in their reports to the Compensation Committee.

In December 2011 and early 2012, the Chairman of the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”), an independent compensation consulting firm, to assist the Compensation Committee in its review of our 2012 executive compensation program. The Compensation Committee consulted with FWC with respect to appropriate performance measures, targets and payout levels for awards under our Amended and Restated Annual Incentive Plan (the “Annual Incentive Plan”), Amended and Restated Executive Incentive Plan (the “Executive Incentive Plan”) and 2010 Share Incentive Plan and the structure of the awards in light of the objectives of our compensation program. As a result of its review, as described in detail below under “Executive Compensation — Compensation Discussion and Analysis,” the Compensation Committee developed new performance and payout schedules for awards granted in February 2012 under the Annual Incentive Plan and the Executive Incentive Plan and replaced the Company’s program for granting time-based restricted shares and share units under the 2010 Share Incentive Plan to executive officers with a new form of award that is more performance-based. FWC was engaged solely by the Committee, performed no other services for us or our affiliates during 2012, and worked with management only under the direction of the Committee on the projects discussed above.

Governance Committee

The Governance Committee presently consists of Messrs. Carmichael (Chairman), Lancaster and Megna. Following the Annual Meeting, if elected, Ms. Ransom will be appointed to the Governance Committee and the Governance Committee will consist of Messrs. Carmichael (Chairman), Lancaster and Megna and Ms. Ransom. The Board has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards. In addition, the Board has determined that Ms. Ransom would be independent as defined in the NYSE listing standards if elected at the Annual Meeting and appointed to the Governance Committee as planned.

The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•

develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company and seek qualified candidates for Chief Executive Officer with the necessary skills and experience to contribute to the achievement of our business objectives;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•

develop and recommend to the Board a set of corporate governance guidelines applicable to us addressing, among other matters determined by the Governance Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•

regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Governance Committee determines to be appropriate;

•

evaluate at least annually the overall effectiveness of the Board and our senior management, coordinate the annual evaluations of the committees of the Board and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review at least annually all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

Director Nomination Process.    The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or for other reasons, and is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with our ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. While we value public company service and seek that experience in candidates for nomination to the Board, service on other boards of public companies should be limited to a number that permits our directors, given their individual circumstances, to perform responsibly all their duties to the Company. In identifying nominees, the Governance Committee seeks diversity in the viewpoints, skills, professional experience, expertise and other individual qualities and attributes of Board members in order to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors. The Board also considers the benefits of a Board with diverse skills, experience, and expertise when evaluating the Governance Committee’s recommendations. Each director must represent the interests of all shareholders.

Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at meetings of the Governance Committee and may be considered at any point during the year. Candidates recommended by shareholders for nomination to the Board will be considered and evaluated by the Governance Committee using the same criteria that are used to evaluate all other candidates. Any shareholder recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at our principal executive offices.

Executive Committee

The Executive Committee presently consists of Messrs. Carmichael (Chairman) and Price. The Executive Committee is authorized to exercise the powers of the Board when the Board is not in session (i) upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, (ii) only as specifically delegated to the Executive Committee by the Board in writing, and (iii) subject to additional limitations set forth in its charter or as may from time to time be established by resolution of the Board.

Meetings and Attendance

During 2012, the Board met four times, the Audit Committee met four times, the Compensation Committee met three times, the Governance Committee met three times and the Executive Committee did not meet. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2012.

Board members are encouraged to attend our Annual General Meetings of Shareholders. Six of our directors attended our 2012 Annual Meeting held on April 24, 2012 in Bermuda.

Corporate Governance Guidelines and Code of Conduct

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these documents are available on our website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon request to the Secretary of the Company at our principal executive offices.

Executive Sessions

In accordance with our Corporate Governance Guidelines and the NYSE’s corporate governance rules, separate executive sessions of independent directors are held after each Board meeting. Mr. Carmichael, an independent director who serves as non-executive Chairman of the Board and Chairman of the Governance Committee, presides at such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Hass, Megna and Steffen served on the Compensation Committee of the Board during the 2012 fiscal year. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee was an officer or an employee of the Company during 2012 or a former officer of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2012 fiscal year.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by writing to the General Counsel at Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Board (as the independent director who presides at meetings of such directors), in care of the General Counsel. All such communications will be treated as confidential and delivered to the appropriate Board member or members.

DIRECTOR COMPENSATION

The following information relates to compensation of each director who served on the Board in 2012, other than Mr. Price whose compensation as our President and Chief Executive Officer is reflected under “Executive Compensation — 2012 Summary Compensation Table” below.

Director Compensation for Fiscal Year ending December 31, 2012

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	All Other Compensation(2) ($) (g)	Total ($) (h)
Dan R. Carmichael	175,000	49,999	7,138	232,137
A. John Hass	125,000	49,999	429	175,428
Antony P. D. Lancaster	100,000	49,999	429	150,428
Edmund R. Megna	100,000	49,999	429	150,428
James P. Slattery	145,000	49,999	429	195,428
Christopher J. Steffen	100,000	49,999	429	150,428

(1)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of share unit awards granted in 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The number of Common Shares underlying outstanding stock awards held by each of the directors who served on the Board in 2012 as of December 31, 2012 was as follows: Mr. Carmichael: 10,784; Mr. Hass: 6,418; Mr. Lancaster: 1,418; Mr. Megna: 4,639; Mr. Slattery: 1,418; and Mr. Steffen: 1,418. The assumptions made in the valuation of these stock awards are discussed in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”).

(2)

The amounts represent the dollar value of dividend equivalent rights paid in cash (i) upon vesting of the annual share unit award for each of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen and (ii) upon distribution of Common Shares in respect of share units granted under the Amended and Restated Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”) for Mr. Carmichael. The value of these dividend equivalent rights was not factored into the grant date fair value computation. Pursuant to the Share Unit Plan, in January 2012, Mr. Carmichael received a distribution of Common Shares and cash dividend equivalents in respect of share units credited to him as fees for 2006. We ceased granting share units under the Share Unit Plan as of January 1, 2009 and terminated the Share Unit Plan as to future awards in February 2010.

Nonemployee Director Compensation Policy

Annual Retainers.    Each nonemployee director (a director who is not an employee of the Company or any of its affiliates) receives a $100,000 annual retainer. Mr. Carmichael receives an additional $75,000 annual retainer for his service as the non-executive Chairman of the Board and the Chairman of the Governance Committee, Mr. Slattery receives an additional $45,000 annual retainer for his service as the Chairman of the Audit Committee, and Mr. Hass receives an additional $25,000 annual retainer for his service as the Chairman of the Compensation Committee. All annual retainers are paid in cash, quarterly in arrears. Nonemployee directors do not receive per meeting attendance fees or fees for membership on Board committees.

Annual Share Unit Award.    On the date of each Annual General Meeting of Shareholders, each nonemployee director elected at such Annual General Meeting of Shareholders receives an annual award under the 2010 Share Incentive Plan of that number of share units equal to $50,000 divided by the closing price of a Common Share on the business day immediately preceding the date of such grant. These share units vest and convert on a one-to-one basis into Common Shares on the earlier to occur of the first anniversary of the date of grant and the date of our next Annual General Meeting of Shareholders following the date of grant, provided that the director continues to serve on the Board through the date of conversion. During the vesting period, we credit the directors with dividend equivalent rights with respect to these share units each time a dividend is paid on our Common Shares. The dividend equivalent rights are subject to the same vesting requirements as the share units and are paid in cash upon vesting.

On the date of our 2011 Annual General Meeting of Shareholders, each of the nonemployee directors received 1,341 share units, which vested and converted on a one-to-one basis into Common Shares on April 24, 2012. Dividend equivalent rights that were credited to the directors prior to vesting were paid in cash on April 24, 2012 upon the vesting of the share units. Each of the nonemployee directors who were elected at the 2012 Annual Meeting received 1,418 share units on the date of our 2012 Annual Meeting.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Business Conduct and Ethics, which is in writing and which was recommended by the Audit Committee and approved by the Board, provides that our employees and directors must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by an employee or director are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to or interests in persons or entities other than the Company, or by actual or potential personal benefit or gain. Although the Code of Business Conduct and Ethics states that it is not possible to describe every conceivable conflict of interest, conflicts may include an employee or director conducting Company business with family members; employees, directors or their family members having a financial interest in another company with which we do business or that competes with us in the reinsurance market; and an employee taking a second job in the reinsurance industry or serving as a director of another entity.

Any time that an employee believes that a conflict of interest may exist, the conflict must be reported to and approved by that employee’s compliance officer and reported to our General Counsel. A conflict of interest that involves an officer who is a Senior Vice President or more senior or its equivalent, including all of our named executive officers, must be approved by the Board.

The Code of Business Conduct and Ethics provides that nonemployee directors may not have significant financial interests in or be affiliated with any entity with which we do business or propose to do business unless the director:

(i)	discloses any such relationship promptly after the director becomes aware of it;

(ii)

removes himself or herself from any Board activity that directly impacts the relationship between us and any such entity with respect to which the director has a significant financial interest or with which the director is affiliated; and

(iii)	obtains prior approval of the Board for any transaction of which the director is aware between us and any such entity that is not in the ordinary course of our business.

Further, our Corporate Governance Guidelines, which are in writing and which were recommended by the Governance Committee and approved by the Board, provide that, except as authorized by the Board, no director shall have a direct economic relationship with the Company (other than fees for services as a member of the Board or any committee thereof).

In addition, the Governance Committee generally reviews existing transactions of the Company in which any of our executive officers or directors, family members of our executive officers or directors or beneficial holders of more than 5% of our Common Shares have an interest or potential interest.

BlackRock Inc. reported beneficial ownership of more than 5% of our Common Shares at December 31, 2012, reporting that various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, such Common Shares, and that no one person’s interest therein was more than 5% of our outstanding Common Shares. Affiliates of BlackRock Inc. provide investment management services, risk analysis services and investment accounting services to us. During 2012, we paid such affiliates approximately $2.8 million in fees relating to these services. These fees were at then-prevailing market rates determined pursuant to arm’s length negotiations between us and such affiliates.

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines intended to align the interests of our nonemployee directors, Chief Executive Officer and executive officers reporting directly to the Chief Executive Officer with the interests of our shareholders. All of our executive officers have achieved their target share ownership levels. Of our nonemployee directors, Mr. Carmichael has achieved his target share ownership level.

The persons subject to the guidelines are expected to retain a portion of the Common Shares received by them as compensation until they have accumulated Common Shares at target ownership levels established by the Compensation Committee. The target ownership levels are 100,000 Common Shares for our Chief Executive Officer, 50,000 Common Shares for the Chief Executive Officer of Platinum Bermuda, the Chief Executive Officer of Platinum US and our Executive Vice President, Chief Administrative Officer and General Counsel, 30,000 Common Shares for our Chief Financial Officer, the Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc. (“PASI”) and the Executive Vice President and Chief Actuary of PASI and 10,000 Common Shares for our nonemployee directors. The Board may adjust the levels from time to time. Until the nonemployee directors and executive officers reach their target ownership levels, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least a specified percentage of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of share units. The specified percentages are 75% of the after-tax gain or after-tax value for the nonemployee directors and the Chief Executive Officer and 50% of the after-tax gain or after-tax value for the other executive officers. Once their target ownership levels are attained, the nonemployee directors and executive officers are expected to maintain that level until termination of service or employment unless the

Chairman of the Compensation Committee waives compliance with the established target ownership level. Common Shares owned outright, including Common Shares held in street name accounts, jointly with a spouse, or in a trust for the benefit of a nonemployee director or an executive officer, are counted toward fulfilling such person’s share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested share units are not counted toward fulfilling this requirement.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is biographical and other information regarding our executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 46 President and Chief Executive Officer	Mr. Price has been our President and Chief Executive Officer since October 2005.

Allan C. Decleir Age: 48 Executive Vice President and Chief Financial Officer

Mr. Decleir has been our Chief Financial Officer since June 2010 and an Executive Vice President since April 2010. From March 2005 to June 2010 he served as Senior Vice President and Chief Financial Officer of Platinum Bermuda.

Kenneth A. Kurtzman Age: 45 Executive Vice President, Chief Risk Officer and Director of Investor Relations of PASI	Mr. Kurtzman has been Executive Vice President and Chief Risk Officer of PASI since March 2006 and Director of Investor Relations of PASI since October 2011.

Michael E. Lombardozzi Age: 51 President, Chief Executive Officer and Chief Legal Officer of PASI

Mr. Lombardozzi has been President of PASI since May 2006, Chief Executive Officer of PASI since May 2010 and Chief Legal Officer of PASI since September 2011. He has also served as our Executive Vice President and General Counsel since September 2002, our Chief Administrative Officer since August 2005 and our Secretary since November 2002.

H. Elizabeth Mitchell Age: 51 President and Chief Executive Officer of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005 and Chief Executive Officer of Platinum US since November 2007.

Robert S. Porter Age: 48 Chief Executive Officer of Platinum Bermuda	Mr. Porter has been Chief Executive Officer of Platinum Bermuda since March 2006.

Neal J. Schmidt Age: 56 Executive Vice President and Chief Actuary of PASI	Mr. Schmidt has been Executive Vice President and Chief Actuary of PASI since January 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Business Summary

We seek to achieve attractive long-term returns for our shareholders through disciplined risk management and market leadership in selected classes of property and marine, casualty and finite risk reinsurance by employing the following strategy:

•

We operate as a multi-class reinsurer, offering a broad range of reinsurance coverages to our ceding company clients. In support of this strategy, our business plan contemplates a mix of property and casualty underwriting. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital. Although our property reinsurance business can be very profitable in periods when there are few catastrophic events, it is also subject to large losses if catastrophes are frequent or severe. Our casualty reinsurance business is typically less volatile, providing steadier earnings from year to year and moderating the volatility of our property business. However, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims, requiring a longer term perspective on the part of our management for this aspect of our business.

•

We exercise disciplined underwriting and risk management, emphasizing profitability rather than premium volume or market share. The property and casualty reinsurance business has historically been a cyclical industry, characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable pricing. Our strategy of emphasizing profitability requires us to focus on business that meets our risk selection and pricing criteria, rather than writing business simply to meet production levels.

•

We seek to operate from a position of financial strength. Our capital is unencumbered by any potential adverse development of unpaid losses for business written prior to January 1, 2002. Our investment strategy focuses on security and stability in our investment portfolio by maintaining a portfolio that consists primarily of diversified, high quality, predominantly investment grade fixed maturity securities.

Our financial performance in 2012 was strong, with net income of $327.2 million and return on equity of 20.2%. This level of return on equity caused our Annual Incentive Plan bonus pool to fund at its maximum level and contributed favorably to payouts under our Executive Incentive Plan, as discussed in detail below.

Objectives of Our Compensation Program

Our executive compensation program provides for compensation to our executive officers, including Messrs. Price, Decleir, Lombardozzi and Porter and Ms. Mitchell, who comprise our named executive officers for purposes of this proxy statement.

Our executive compensation program is designed to motivate our named executive officers to achieve both short-term and long-term financial results consistent with the strategies supporting our business goal of achieving attractive long-term returns for our shareholders. The principal elements of our executive compensation program are base salary, annual incentive bonus awards under our Annual Incentive Plan, long-term incentive awards under our 2010 Share Incentive Plan and long-term incentive awards under our Executive Incentive Plan. As each of these elements comprises roughly a quarter of the target compensation package, our program is significantly weighted toward performance-based compensation that provides the named executive officers with incentives to ultimately earn up to one and one-half times the amount of total annual compensation for superior financial results as compared with target financial results.

The principal financial performance measures on which we base our compensation program are our return on equity and share price. The focus on share price provides a direct link to our business goal of achieving attractive long-term returns for our shareholders. In addition, we believe that sustained returns on equity contribute to share appreciation over time. Both our Annual Incentive Plan and our Executive Incentive Plan, which comprise roughly half of the target compensation package for our named executive officers, employ return on equity as the measure of corporate performance. Our long-term incentive awards are paid in Common Shares or in cash based on the price of our Common Shares at vesting. These measures are described in more detail below under “Executive Compensation — Financial Performance Measures.”

The Annual Incentive Plan and Executive Incentive Plan work in conjunction with the 2010 Share Incentive Plan. If we grant awards under the Annual Incentive Plan and the Executive Incentive Plan in the form of share units, those share units are also awarded pursuant to the terms of the 2010 Share Incentive Plan and count towards the aggregate number of Common Shares that may be issued pursuant to all awards made under the 2010 Share Incentive Plan.

Our compensation program is also designed to retain highly qualified personnel. We promote the retention of our named executive officers by offering a level of compensation that we believe is competitive in the reinsurance industry and delayed vesting of the long-term incentive awards. These features are described below under “Executive Compensation — Retention.”

In December 2011, the Chairman of the Compensation Committee engaged FWC to assist the Compensation Committee in its review of our 2012 executive compensation program, including awards granted under our Annual Incentive Plan, Executive Incentive Plan and 2010 Share Incentive Plan to our named executive officers. The review included consideration of whether the executive compensation program continues to provide the proper incentives in light of reinsurance market conditions and the general economic environment, including expectations for extended periods of low interest rates. The Compensation Committee consulted with FWC with respect to appropriate performance measures, targets and payout levels under the plans and the structure of the awards in light of the objectives of our compensation program. These objectives include retaining highly qualified personnel and motivating them to achieve both short-term and long-term financial results, consistent with the strategies supporting our business goal of achieving attractive long-term returns for our shareholders. As a result of its review, the Compensation Committee developed new performance and payout schedules for awards granted in February 2012 under the Annual Incentive Plan and the Executive Incentive Plan, including reducing the performance levels required to achieve minimum, target and maximum payouts pursuant to the awards and reducing the maximum payouts under these awards. In addition, to further the goal of aligning the interests of the named executive officers with the interests of our shareholders, the Compensation Committee replaced our program for granting time-based restricted shares and share units under the 2010 Share Incentive Plan to executive officers with a new form of performance-based equity award that will settle in Common Shares based on the change in the price of our Common Shares over a multi-year period.

Financial Performance Measures

Return on Equity

Currently, both our Annual Incentive Plan and our Executive Incentive Plan employ return on equity as the measure of financial performance. We believe return on equity, which takes into account both our net income and capital used to produce that net income, is an important measure of our profitability.

For each of the Annual Incentive Plan and the Executive Incentive Plan, return on equity is determined on an annual basis by dividing our net income available to common shareholders by the beginning shareholders’ equity during the year, adjusted by the Compensation Committee for material capital transactions during the year. Thus, for the Annual Incentive Plan there is one calculation for the year, and for the Executive Incentive Plan one calculation is done for each of the years in a performance cycle and these amounts are added together and divided by the number of years in the performance cycle to determine the average return on equity for the performance cycle. For purposes of the Annual Incentive Plan and Executive Incentive Plan, return on equity refers to non-GAAP return on equity. A calculation of non-GAAP return on equity from net income and beginning shareholders’ equity as reported in our financial statements is included in our 2012 Form 10-K and incorporated herein by reference.

Share Price

Share price is a significant performance-based element of our compensation program. Changes in share price directly impact the value of our equity-based compensation. All of the long-term incentives granted under our 2010 Share Incentive Plan, including those granted under our Executive Incentive Plan, are either paid in

Common Shares or in cash based on the price of our Common Shares at vesting. We expect our named executive officers to attain a meaningful level of ownership of our Common Shares through our share ownership guidelines described in detail under “Share Ownership Guidelines” above. Accordingly, our program is designed to result in the accumulation of Common Shares by our named executive officers in order to further align their interests with those of our shareholders. We believe the combination of share-based compensation and share ownership guidelines motivates our named executive officers to focus on increasing the market value of our Common Shares. In addition, our executive officers and directors are prohibited from hedging the economic risk of their share ownership.

We have granted long-term incentives under our 2010 Share Incentive Plan and predecessor plans in the form of restricted shares, share units that convert into Common Shares and options to purchase Common Shares. Our Executive Incentive Plan provides for awards of share units that are paid after a three-year performance cycle in cash, Common Shares or a combination of cash and Common Shares, in the discretion of the Compensation Committee. Awards of share units under our Executive Incentive Plan made in February 2012 will be paid in cash, provided that the award recipient has achieved his target share ownership level on the date of grant.

In 2012, the Compensation Committee determined to further strengthen the alignment between our share price performance and executive officer compensation, and to transition to annual awards under the 2010 Share Incentive Plan rather than the periodic grant of time-based share units and restricted shares that were previously granted under the 2010 Share Incentive Plan. With the assistance of FWC, the Compensation Committee implemented a new form of share unit award under the 2010 Share Incentive Plan, market share units. Market share units generally cliff vest after a multi-year period based on our share price performance and are intended to be granted annually. The terms of the market share units are discussed in more detail below under “Executive Compensation — Elements of Compensation — Long-Term Incentives — 2010 Share Incentive Plan.”

Under our share ownership guidelines, the target share ownership levels for our named executive officers are 100,000 Common Shares for Mr. Price, 50,000 Common Shares for Mr. Lombardozzi, Ms. Mitchell and Mr. Porter and 30,000 Common Shares for Mr. Decleir. The share ownership levels of 100,000, 50,000 and 30,000 Common Shares would represent an investment in the Company of approximately $4.6 million, $2.3 million and $1.4 million, respectively, and 5.1 times base salary for Mr. Price, 4.6 times base salary for Mr. Lombardozzi, Ms. Mitchell and Mr. Porter and 3.5 times base salary for Mr. Decleir, based on the closing price of $46.00 per Common Share on December 31, 2012. We believe that these target share ownership levels provide a meaningful alignment of the interests of our named executive officers with the interests of our shareholders, which furthers our business goal of achieving attractive long-term returns for our shareholders. As of the date hereof, all of our named executive officers have achieved their target share ownership levels.

Retention

We seek to employ senior executives who have substantial experience and expertise in their fields, and who will maintain a high level of commitment to our business goal. The retention of such executives is an important objective of our compensation program, particularly in light of the competition for talented reinsurance professionals, especially in Bermuda and the New York metropolitan area. Our retention strategies are discussed below.

Competitive Market Practices

With the assistance of the Compensation Committee’s independent compensation consultant and our human resources personnel, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of our compensation structure. The Compensation Committee evaluates base salary and incentive compensation awards for named executive officers using available market data compiled by its independent compensation consultant or our human resources personnel. This market data is derived from publicly available information relating to companies in the reinsurance industry with which we compete for business and talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have business strategies and executive officer positions that compare to ours.

From time to time, the Compensation Committee considers compensation information for a group of public companies with significant operations in Bermuda that are approved by the Compensation Committee for purposes of market comparison. Although none of the companies fit our profile exactly, we share similar characteristics such as location, public company status and certain elements of the business. Each company has reinsurance as at least a substantial component of its business. The following companies are included in our peer group: Alterra Capital Holdings Limited, Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Montpelier Re Holdings Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd. and Validus Holdings, Ltd. Flagstone Reinsurance Holdings Limited and Transatlantic Holdings, Inc., which were part of our peer group, have been removed from the list of peer companies because each was acquired during 2012 and ceased to be publicly-traded following their respective acquisitions.

Delayed Vesting of Long-Term Incentives

Awards granted under our 2010 Share Incentive Plan vest over a period of time, subject to the continued employment of the executive during the vesting period. For example, market share units generally vest after three years based on the share price performance over the three year period, restricted share awards generally vest in equal annual installments over three or four years and time-based share unit awards generally vest in equal annual installments on the first four anniversaries of the date of grant. Share unit awards granted under our Executive Incentive Plan vest after completion of a three-year performance cycle, subject to the continued employment of the recipient and the return on equity achieved throughout the three-year performance cycle.

The vesting of awards under the 2010 Share Incentive Plan and the Executive Incentive Plan may be accelerated under limited circumstances as discussed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Accelerated Vesting and Prorated Payment of Incentives.”

Change in Control Severance Plan

In May 2007, with the assistance of FWC, the Compensation Committee adopted the Amended and Restated Change in Control Severance Plan (the “CIC Plan”). The CIC Plan provides severance benefits to certain of our employees, including our named executive officers, in the event of a termination of employment by us without cause or by the employee for good reason during the two-year period following a change in control. The purpose of the CIC Plan is to secure the continued services, dedication and objectivity of our employees in the event of any possible or actual change in control without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created thereby. We believe that the CIC Plan, when combined with our other retention strategies, further strengthens our ability to retain our senior executive officers. The severance benefits provided under the CIC Plan are described in more detail under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Severance Plan” below.

Elements of Compensation

The principal elements of executive compensation are base salary, annual incentive bonus awards under the Annual Incentive Plan, long-term incentive awards under the 2010 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan. These elements, as well as perquisites and other compensation, are reviewed by the Compensation Committee on an annual basis at a meeting generally held in February of each year, and may be reviewed at other times if the Board or the Compensation Committee determines a review is necessary and appropriate. Pursuant to the charter of the Compensation Committee, the Compensation Committee determines the Chief Executive Officer’s compensation after consultation with each of the nonemployee directors on the Board, and reviews the recommendations of the Chief Executive Officer concerning the compensation of the other named executive officers and makes determinations with respect thereto. The Chief Executive Officer is not involved in setting or recommending his own compensation levels. The elements of compensation are discussed below.

Base Salary

From time to time, base salaries are adjusted to reflect promotions, increases in responsibilities and competitive considerations. In February 2012, the Compensation Committee determined to increase Mr. Decleir’s base salary from $375,000 to $390,000 effective March 1, 2012 in order to bring his base salary more in line with the base salaries of our other Executive Vice Presidents with similar levels of responsibility. In addition, in February 2012, the Compensation Committee determined to increase Ms. Mitchell’s base salary from $475,000 to $500,000 effective March 1, 2012 in order to bring her base salary in line with the base salaries of our other executive officers with similar levels of responsibility. The other named executive officers’ base salaries were not changed in 2012.

Awards granted to our named executive officers under each of the Annual Incentive Plan, the 2010 Share Incentive Plan and the Executive Incentive Plan, as discussed below, are generally based on a specified percentage of base salary. Adjustments in base salary would generally be considered in determining the value of future awards under those plans.

Annual Incentive Plan

Our Annual Incentive Plan is structured to reward our named executive officers based on short-term corporate performance, subject to adjustment in the discretion of the Compensation Committee based on individual performance. The Annual Incentive Plan provides for the determination of an aggregate bonus pool equal to the sum of all participants’ target bonuses multiplied by the applicable performance bonus multiplier, which is determined based on the level of achievement of the selected performance measure for the year. The actual annual incentive bonuses payable to our named executive officers out of the bonus pool are determined in the discretion of the Compensation Committee and reflect the individual performance of the named executive officers.

In February 2012, the Compensation Committee determined that return on equity would be the measure of corporate performance under the Annual Incentive Plan for 2012 and that the performance bonus multiplier for 2012, which determines the level at which the bonus pool funds, would be as follows:

Return on Equity	Performance Bonus Multiplier
Less than 3%	0%
3% – 8%	40% – 100%
8% – 18% or more	100% – 175%

Between performance levels, the applicable performance bonus multiplier will be determined through straight-line interpolation. The target funding level under the Annual Incentive Plan was designed to be reasonably achievable under the economic and market conditions within our industry at the time the performance target was set. The Compensation Committee also believes that the design of the funding schedule discourages excessive risk taking by capping the maximum potential funding level.

In February 2012, the Compensation Committee also determined that the 2012 target bonus for each of our named executive officers would be as follows:

Named Executive Officer	2012 Target Bonus (as a % of Earned Base Salary)
Mr. Price	150%
Mr. Porter	125%
Ms. Mitchell	125%
Mr. Lombardozzi	100%
Mr. Decleir	75%

At its February 2012 meeting, in addition to the financial objectives discussed above, the Compensation Committee approved non-financial individual objectives for the Chief Executive Officer for 2012 which included monitoring tax legislation that may be considered in the United States, monitoring developments that may suggest the need for alternative domiciles for the Company and Platinum Bermuda, maintaining our current A.M. Best Company, Inc. and Standard & Poor’s ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group and appropriately allocating capital to underwriting and investments and managing any excess capital that may develop in 2012.

At its meeting in February 2013, the Compensation Committee determined that return on equity for 2012 was 20.2% and thus the performance bonus multiplier for 2012 was 175%. In addition, based on our financial performance and individual performance of each named executive officer during 2012, the Chief Executive Officer recommended and the Compensation Committee approved an annual incentive bonus for 2012 for each of the named executive officers other than Mr. Price equal to his or her 2012 target bonus multiplied by the performance bonus multiplier of 175% for 2012. The Compensation Committee also determined that Mr. Price substantially met his non-financial individual objectives for 2012. As a result, Mr. Price’s annual incentive bonus for 2012 was determined to be equal to his 2012 target bonus multiplied by the performance bonus multiplier of 175% for 2012.

Pursuant to his employment agreement, Mr. Decleir’s annual incentive bonus in respect of 2012 was paid half in share units and half in cash because he had not yet achieved his target share ownership level. The annual incentive bonus in respect of 2012 for each of our other named executive officers was paid entirely in cash because each had achieved his or her target share ownership level.

Long-Term Incentives

During 2012, the Compensation Committee approved the grant of long-term incentive awards in the form of market share units tied to the appreciation of our share price over a multi-year vesting period and share units under the Executive Incentive Plan that vest based on the Company’s average return on equity performance over a three-year performance period. The Compensation Committee believes that it is important that a portion of the compensation earned by our executives be based on multi-year performance periods, with payout of the awards tied to our performance during such performance periods.

2010 Share Incentive Plan.    The 2010 Share Incentive Plan provides that the Compensation Committee has authority to grant equity awards in the form of restricted shares, share units, options to purchase Common Shares and share appreciation rights. These equity awards, which vest over time, focus our named executive officers on improving our share price over the long-term and provide a significant incentive for our named executive officers to remain with the Company during the vesting period.

As described above, in February 2012, the Compensation Committee approved a new form of share unit award under the 2010 Share Incentive Plan, market share units. The value of market share unit awards is tied to our share price appreciation. Market share units are expected to be granted annually in lieu of awards of time-vested share units and restricted shares previously granted to our named executive officers from time to time under the 2010 Share Incentive Plan. After a multi-year period, which will typically be three years, the number of market share units awarded will be multiplied by a performance multiplier, the numerator of which is the average of the closing prices of the Common Shares for the twenty trading days typically ending on the last day of the fiscal quarter immediately preceding the third anniversary of the date of grant and the denominator of which is the average of the closing prices of the Common Shares for the twenty trading days ending on the last day of the fiscal quarter immediately preceding the date of grant (the “initial share price”). The market share units will be paid in Common Shares, with the maximum number of Common Shares payable being 150% of the share units initially granted. No payment of Common Shares will be made pursuant to the market share unit awards if the performance multiplier is less than 50%.

In February 2012, the Compensation Committee determined to award market share units to our named executive officers that cliff vest on July 14, 2014 to provide for continuity of long-term incentives under the 2010 Share Incentive Plan pending the commencement of annual grants of three-year market share units in July 2012. The initial share price for each of these awards was $33.41. The named executive officers received the following number of market share units:

Named Executive Officer	February 2012 Market Share Units
Mr. Price	29,975
Mr. Porter	12,490
Ms. Mitchell	12,490
Mr. Lombardozzi	12,490
Mr. Decleir	7,307

In July 2012, the Compensation Committee awarded the first regular grant of market share units. The July 2012 market share units cliff vest on July 23, 2015. The initial share price for each of these awards was $37.07. The named executive officers received the following number of market share units:

Named Executive Officer	July 2012 Market Share Units
Mr. Price	27,907
Mr. Porter	11,628
Ms. Mitchell	11,628
Mr. Lombardozzi	11,628
Mr. Decleir	6,803

The named executive officers will be credited with dividend equivalent rights in respect of the market share units held by them each time a dividend is paid on our Common Shares. Such dividend equivalents will be paid at the time the underlying share unit award is settled in accordance with its terms.

Executive Incentive Plan.    Our compensation program includes as an important element a long-term incentive for our named executive officers that measures performance over a three-year period in the form of share unit awards made under our Executive Incentive Plan in conjunction with our 2010 Share Incentive Plan. Our Executive Incentive Plan focuses our executive officers on profitability over a longer term than our Annual Incentive Plan, which is oriented toward single-year results. We believe that a portion of the compensation earned by our executive officers should be based upon the multi-year financial impact of their decisions. A longer term view is important for the success of our casualty business where, due to the greater time lag between the occurrence, reporting and payment of claims (as compared with property damage claims), results are not known for several years. We also believe that the Executive Incentive Plan provides a significant benefit in the retention of named executive officers over time. Average return on equity is the performance measure under the Executive Incentive Plan for each performance cycle.

In February 2012, the Compensation Committee, considering catastrophe activity in recent years, current conditions in the reinsurance industry and our business strategy, adjusted the target and payout levels for the 2012-2014 performance cycle as compared to the 2011-2013 performance cycle. The Compensation Committee determined that, in order for participants to receive payouts at the target level of 100% for the 2012-2014 performance cycle, we would have to achieve an average return on equity of 10.6%. The range of payouts would be determined as follows:

Average Return on Equity	Performance Percentage
Less than 4%	0%
4% – 15% or more	25% – 150%

Between performance levels, the applicable performance percentage will be determined through straight-line interpolation. We believe that these changes discourage excessive risk taking and that such returns under current market conditions would be attractive to investors.

The Compensation Committee also considered that adverse financial results in any one year of the three-year performance cycle of an award under the Executive Incentive Plan could eliminate any incentive or retention value from the Executive Incentive Plan awards as previously structured. As a result, the Compensation Committee determined that Executive Incentive Plan awards made in February 2012 and later would provide for a payout, after the completion of a three-year performance cycle and determination of the average return on equity, of the greater of the number of share units resulting from (i) the performance percentage applicable to the average return on equity over the three-year performance cycle multiplied by the number of share units granted and (ii) the sum of the number of share units granted multiplied by the minimum payout level established for each year in the three-year performance cycle in which return on equity equals or exceeds the threshold return on equity specified in the award. The Compensation Committee also determined that the minimum payout level for each year in the 2012-2014 performance cycle is 8.33% of the share units granted under the award for each year in which threshold return on equity of 4% is achieved. If return on equity is below 4% in every year in the three-year cycle, the award will be forfeited in its entirety.

In February 2012, the Compensation Committee granted an award of share units under the Executive Incentive Plan for the 2012-2014 performance cycle to Messrs. Price, Lombardozzi and Porter and Ms. Mitchell with a target value approximately equal to 100% of their 2012 base salaries and to Mr. Decleir with a target value approximately equal to 75% of his 2012 base salary. The number of share units awarded is determined by dividing the dollar amount of the award by the fair market value of our Common Shares on the date of grant.

In February 2012, the Compensation Committee also considered the impact of the severe catastrophes of 2011 on our financial results and the potential payout of unvested awards previously granted under the Executive Incentive Plan. The Compensation Committee determined that there was likely to be little or no retention value to the awards granted for the 2010-2012 and 2011-2013 performance cycles. In order to preserve some of the retention value of the Executive Incentive Plan awards for these years, the Compensation Committee determined to grant to each named executive officer a one-time supplemental award under the Executive Incentive Plan in February 2012 with a value approximately equal to 25% of the named executive officer’s 2012 base salary. These supplemental awards are payable in Common Shares and provide for a payout of half the award upon achievement of return on equity of 4% in 2012 and half the award upon achievement of return on equity of 4% in 2013. In February 2013, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, return on equity for 2012 was 20.2%, resulting in a payout to each of the named executive officers of Common Shares equal to 50% of the share units awarded.

Share units awarded under the Executive Incentive Plan in February 2012 for the 2012-2014 performance cycle will be paid in cash, provided that the award recipient had achieved his target share ownership level at the time the award was granted. Accordingly, for all of our named executive officers other than Mr. Decleir (who had not yet met his target share ownership level) share unit awards under the Executive Incentive Plan for the 2012-2014 performance cycle will be paid in cash by multiplying the number of share units due to be paid out by the fair market value of our Common Shares on the vesting date. Mr. Decleir’s award for the 2012-2014 performance cycle and the supplemental Executive Incentive Plan awards made in February 2012 will be paid in Common Shares by multiplying the number of share units awarded by the applicable performance percentage and converting that number of share units into Common Shares on a one-to-one basis.

The share unit awards made to each of Messrs. Price, Lombardozzi and Porter and Ms. Mitchell under the Executive Incentive Plan for the 2010-2012 performance cycle vested in February 2013. In February 2013, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2010-2012 performance cycle was 6.4%, resulting in a performance percentage of 8.2% for the performance cycle. Please see the “Outstanding Equity Awards at Fiscal Year-End 2012” table for the number of share units earned by each named executive officer for the 2010-2012 performance cycle.

Perquisites

Messrs. Price, Porter and Decleir are expatriate employees employed by our Bermuda-based companies. We follow the practice of many Bermuda companies of providing allowances to and paying certain expenses of expatriate executives, including housing and automobile allowances and costs of airfare for a specified number of visits by them and their families to their home countries. The amounts paid in respect of these allowances and expenses are driven primarily by market conditions in Bermuda and the income taxes that may be assessed on such allowances.

In connection with Mr. Price’s relocation and the amendment and restatement of his employment agreement in July 2010, Mr. Price agreed to a reduction in his base salary (including a corresponding reduction in the value of his target bonus and the target Executive Incentive Plan awards) and housing allowance, effective in August 2011. The Compensation Committee considered that these actions offset the estimated cost to us of Mr. Price’s commuting by corporate jet on up to 24 occasions per calendar year between the United States and his principal place of employment at our corporate headquarters in Bermuda, which we began providing in August 2011 pursuant to Mr. Price’s amended and restated employment agreement. We provide this travel through our membership in a corporate jet rental program. Mr. Price has used the corporate jet rental membership for commuting purposes only and none of our named executive officers, including Mr. Price, are permitted to use the membership for personal use.

Other Items Comprising All Other Compensation

In addition to the elements of compensation discussed above, we make employer contributions to our various qualified and nonqualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers. We do not have a defined benefit pension plan or any supplemental retirement benefits.

In accordance with Section 457A of the Internal Revenue Code, Mr. Price and Mr. Porter, our Bermuda-based named executive officers who are also United States taxpayers, are not eligible to participate in our nonqualified plans. Instead, each of those named executive officers receives an annual cash payment equal to the amount we would have contributed to our nonqualified plans for him.

Other Considerations

Benefits Upon Termination of Employment

Employment Agreements.    Each of our named executive officers also has an employment agreement that provides for a lump-sum separation payment in the event that his or her employment is terminated by us without cause or by the executive for good reason. Certain other severance benefits are provided in these events as well as, in certain cases, upon specified expirations of the term of employment. These benefits are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Severance Arrangements under Employment Agreements” below. These provisions were included in the employment agreements in order to attract qualified professionals and we believe that the provisions have continued utility for us in that the separation payment that is required to be made to each of our named executive officers is fixed in advance and is payable only upon execution of a release by the named executive officer in favor of us. In addition, the lump-sum separation payment is approximately equal to one year’s base salary and target bonus, which we believe is a reasonable length of time for the named executive officer to secure employment in an equivalent executive position.

Accelerated Vesting and Prorated Payment of Incentives.    As discussed above under “Executive Compensation — Retention,” our long-term incentives are subject to delayed vesting coupled with forfeiture for certain departures prior to vesting. These awards are also subject to accelerated vesting or prorated payment in the circumstances described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Accelerated Vesting and Prorated Payment of Incentives” below. These circumstances include a termination of employment after a change in control, death or disability, and termination of employment by us without cause or by the named executive officer for good reason, among other circumstances. We believe that these acceleration and proration provisions preserve previously earned long-term incentive compensation, protect against uncertainty in change in control situations and promote named executive officer dedication and stability by reducing economic concerns in times of personal and Company change.

Change in Control Severance Plan.    Each of the named executive officers is entitled to certain severance benefits under the CIC Plan in the event of a termination of employment by us without cause or by the executive for good reason during the two-year period following a change in control. Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits. We believe that the CIC Plan secures the continued services, dedication and objectivity of our named executive officers in the event of any possible or actual change in control without concern as to whether such named executive officers might be hindered or distracted by personal uncertainties regarding their continued employment and risks created thereby. These severance benefits are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Severance Plan” below.

U.S. Tax Related Considerations

Section 162(m) of the Internal Revenue Code imposes a limitation of $1 million per year on the United States corporate income tax deduction for compensation paid to our named executive officers who are employees of our United States-based subsidiaries. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” Of our named executive officers,

Mr. Lombardozzi and Ms. Mitchell are employed by one of our United States-based subsidiaries. Our Section 162(m) Performance Incentive Plan, which can be utilized for incentive compensation awards to Mr. Lombardozzi and Ms. Mitchell under the Annual Incentive Plan, the 2010 Share Incentive Plan and the Executive Incentive Plan, is intended to meet the requirements for performance-based compensation. Nevertheless, the Compensation Committee retains the flexibility under circumstances that it considers appropriate to pay compensation that may not be deductible by our United States-based subsidiaries under Section 162(m).

Shareholder Advisory Votes on Named Executive Officer Compensation

At our 2012 Annual Meeting, we provided our shareholders with the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers as described in our proxy statement for such 2012 Annual Meeting. Our shareholders approved the compensation of our named executive officers with 92.9% of the votes cast in favor. In light of the approval of our named executive officer compensation by a significant majority of our shareholders, our Compensation Committee determined that no changes needed to be made to our compensation policies and practices in response to the shareholder advisory vote.

Conclusion

Taken together, the elements of the program are designed to achieve several goals. Base salary, which is paid throughout the year in cash, provides a current stream of income to our named executive officers. Our Annual Incentive Plan promotes the achievement of short-term financial results. The Executive Incentive Plan promotes the achievement of long-term financial results over a multi-year period. Our other long-term incentives are paid in Common Shares to promote a focus on the preservation and appreciation of our share price over time and to further align the interests of our executive officers with those of our shareholders. Our compensation program provides our named executive officers with incentives to ultimately earn up to one and one-half times the amount of total annual compensation for superior financial results as compared with target financial results. Our compensation program is also designed to provide significant retention value by paying compensation that we believe is competitive in the industry and that vests over time. All of these elements work together, providing what we believe to be a balanced approach to achieving our business goal of attractive long-term returns for our shareholders, while helping us establish disciplined risk management and market leadership in selected classes of property and marine, casualty and finite risk reinsurance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 17 to 26 of this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

A. John Hass, Chairman

Edmund R. Megna

Christopher J. Steffen

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

2012 Summary Compensation Table

The following table sets forth information relating to compensation of the Chief Executive Officer, the Chief Financial Officer and our three next most highly compensated executive officers for 2012 who were serving as executive officers at the end of the fiscal year ended December 31, 2012, collectively referred to in this proxy statement as the “named executive officers.”

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation(3) ($) (i)	Total ($) (j)
Michael D. Price President and Chief Executive Officer of the Company	2012 2011 2010	900,000 946,667 980,000	— — 1,470,000	3,552,258 979,998 980,027	2,362,500 — —	628,616 632,201 659,077	7,443,374 2,558,866 4,089,104
Allan C. Decleir Executive Vice President and Chief Financial Officer of the Company	2012 2011 2010	387,500 366,667 296,667	— — 222,500	1,211,637 481,287 312,041	254,297 — —	255,071 261,798 233,943	2,108,505 1,109,752 1,065,151
Robert S. Porter Chief Executive Officer of Platinum Bermuda	2012 2011 2010	500,000 500,000 500,000	— — 625,000	1,636,397 500,022 1,500,043	1,093,750 — —	524,233 537,833 528,767	3,754,380 1,537,855 3,153,810
H. Elizabeth Mitchell President and Chief Executive Officer of Platinum US	2012 2011 2010	495,833 475,000 475,000	— — 593,750	1,636,397 474,999 1,425,035	1,084,635 — —	59,800 72,162 72,530	3,276,665 1,022,161 2,566,315
Michael E. Lombardozzi President, Chief Executive Officer and Chief Legal Officer of PASI	2012 2011 2010	500,000 500,000 500,000	— — 500,000	1,636,397 500,022 1,500,043	875,000 — —	61,395 385,951 578,694	3,072,792 1,385,973 3,078,737

(1)

The amounts shown in column (d), Bonus, for 2010 represent discretionary bonuses paid on or about December 30, 2010, which equaled and offset 100% of the annual incentive bonuses in respect of 2010 that would have been paid pursuant to the Annual Incentive Plan in the first quarter of 2011.

(2)

The amounts shown in column (e), Stock Awards, represent the aggregate grant date fair value of share unit and restricted share awards granted to the named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of stock awards are discussed in Note 12 to the consolidated financial statements contained in our 2012 Form 10-K. The amounts shown in column (e), Stock Awards, include the grant date fair value of performance-based share unit awards made to each of our named executive officers under the Executive Incentive Plan in 2012, 2011 and 2010 and the grant date fair value of market share unit awards made to each of our named executive officers under the 2010 Share Incentive Plan in 2012. The maximum value as of the grant date for Executive Incentive Plan awards made in 2012 for the 2012-2014 performance cycle was as follows: Mr. Price: $1,350,030; Mr. Decleir: $438,806; Mr. Porter: $750,061; Ms. Mitchell: $750,061; and Mr. Lombardozzi: $750,061. The maximum value as of the grant date for supplemental Executive Incentive Plan awards made in 2012 for the 2012-2013 performance cycle was as follows: Mr. Price: $225,011; Mr. Decleir: $73,122; Mr. Porter: $124,998; Ms. Mitchell: $124,998; and Mr. Lombardozzi: $124,998. The maximum value as of the grant date for market share unit awards made in February 2012 was as follows: Mr. Price: $1,817,854; Mr. Decleir: $443,153; Mr. Porter: $757,456; Ms. Mitchell: $757,456; and Mr. Lombardozzi: $757,456. The maximum value as of the grant date for market share unit awards made in July 2012 was as follows: Mr. Price: $1,823,047; Mr. Decleir: $444,428; Mr. Porter: $759,599; Ms. Mitchell: $759,599; and Mr. Lombardozzi: $759,599.

(3)	The amounts for 2012 include:

	Michael D. Price	Allan C. Decleir	Robert S. Porter	H. Elizabeth Mitchell	Michael E. Lombardozzi
Housing allowance	$120,000	$180,000	$432,000	$—	$—
401(k) and nonqualified plan contributions	25,000	38,750	25,000	49,583	50,000
Cash paid in lieu of nonqualified plan contributions	65,000	—	25,000	—	—
Automobile allowance	—	8,400	8,400	—	—
Dividends paid on stock awards	15,764	3,270	10,543	10,217	10,945
Home leave and other personal travel expenses	—	16,451	14,535	—	—
Commuting expenses	402,402	—	—	—	—
Club fees	—	8,200	8,755	—	—
Credit card fees	450	—	—	—	450
Total All Other Compensation	$628,616	$255,071	$524,233	$59,800	$61,395

Housing and automobile allowances are paid pursuant to the named executive officers’ employment agreements. Commuting expenses is comprised of (i) $397,190 paid by us to the vendor for Mr. Price’s use of our membership in a corporate jet rental program for 16 round trips between the United States and his principal place of employment at our corporate headquarters in Bermuda in 2012 and (ii) $5,212 for ground transportation to the airport in connection with those trips.

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2012

The following table shows the equity and non-equity awards granted to the named executive officers under our equity and non-equity incentive plans during the fiscal year ended December 31, 2012.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(l)
Michael D. Price	2/14/12	(1)	$540,000	$1,350,000	$2,362,500
	2/14/12	(2)				2,086	25,035	37,553	$900,008
	2/14/12	(3)				3,130	6,259		$225,011
	2/14/12	(4)				14,988	29,975	44,963	$1,211,889
	7/23/12	(5)				13,954	27,907	41,861	$1,215,350

Allan C. Decleir	2/14/12	(1)	$58,125	$145,313	$254,297	$58,125	$145,313	$254,297	$145,313
	2/14/12	(2)				678	8,137	12,206	$292,525
	2/14/12	(3)				1,017	2,034		$73,122
	2/14/12	(4)				3,654	7,307	10,961	$295,422
	7/23/12	(5)				3,402	6,803	10,205	$296,271

Robert S. Porter	2/14/12	(1)	$250,000	$625,000	$1,093,750
	2/14/12	(2)				1,159	13,909	20,864	$500,029
	2/14/12	(3)				1,739	3,477		$124,998
	2/14/12	(4)				6,245	12,490	18,735	$504,971
	7/23/12	(5)				5,814	11,628	17,442	$506,399

H. Elizabeth Mitchell	2/14/12	(1)	$247,917	$619,792	$1,084,635
	2/14/12	(2)				1,159	13,909	20,864	$500,029
	2/14/12	(3)				1,739	3,477		$124,998
	2/14/12	(4)				6,245	12,490	18,735	$504,971
	7/23/12	(5)				5,814	11,628	17,442	$506,399

Michael E. Lombardozzi	2/14/12	(1)	$200,000	$500,000	$875,000
	2/14/12	(2)				1,159	13,909	20,864	$500,029
	2/14/12	(3)				1,739	3,477		$124,998
	2/14/12	(4)				6,245	12,490	18,735	$504,971
	7/23/12	(5)				5,814	11,628	17,442	$506,399

(1)

Awards made pursuant to the Annual Incentive Plan in respect of 2012. The terms of the Annual Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plan.” Amounts reported in columns (c) — (h) represent estimated possible payouts. The threshold amounts were calculated assuming payout of the awards based on achievement of 3% return on equity for 2012, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers would not have received any payments under these awards if return on equity were less than 3%. As these awards were paid on February 13, 2013, amounts reported in columns (c) — (h) represent estimated possible payouts. The actual amounts of the Annual Incentive Plan awards paid to our named executive officers are included in the 2012 Summary Compensation Table in column (e), Stock Awards, with respect to the portion of Mr. Decleir’s Annual Incentive Plan award that was settled in share units and in column (g), Non-Equity Incentive Plan Compensation, with respect to the portion of the Annual Incentive Plan awards paid in cash.

(2)

Awards made pursuant to the Executive Incentive Plan for the 2012-2014 performance cycle that are scheduled to vest on February 14, 2015. The terms of the Executive Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Executive Incentive Plan.” Amounts reported in columns (f) — (h) represent estimated possible payouts. The threshold amounts, equal to 8.33% of the target share units, were calculated assuming payout of the awards based on achievement of 4% return on equity for one year during the 2012-2014 performance cycle and less than 4% return on equity for the other two years during the 2012-2014 performance cycle, the minimum return on equity that would result in payment pursuant to the awards. The share units subject to these awards would be forfeited if return on equity is less than 4% in each year of the performance cycle. As return on equity for 2012 was greater than 4%, at least the threshold number of shares will vest on February 14, 2015. The grant date fair values of these awards are included in the 2012 Summary Compensation Table in column (e), Stock Awards.

(3)

Supplemental awards made pursuant to the Executive Incentive Plan for the 2012-2013 performance cycle, with 50% of the award scheduled to vest on February 13, 2013 and the remaining 50% of the award scheduled to vest on the date in 2014 on which the Compensation Committee certifies the performance results for 2013. The terms of the Executive Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Executive Incentive Plan.” Amounts reported in columns (f) — (h) represent estimated possible payouts. The threshold amounts, equal to 50% of the target share units, were calculated assuming payout of the awards based on achievement of 4% return on equity for one year during the 2012-2013 performance cycle and less than 4% return on equity for the other year during the 2012-2013 performance cycle, the minimum return on equity that would result in payment pursuant to the awards. None of the share units subject to these awards would vest if return on equity is less than 4% in each year of the performance cycle. As these awards vested with respect to half of the share units subject to the awards on February 13, 2013, amounts reported in columns (f) — (h) represented estimated possible payouts. The grant date fair values of the supplemental Executive Incentive Plan awards are included in the 2012 Summary Compensation Table in column (e), Stock Awards.

(4)

Market share units granted in February 2012 under the 2010 Share Incentive Plan that are scheduled to vest on July 14, 2014. The terms of the market share units are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — 2010 Share Incentive Plan.” Amounts reported in columns (f) — (h) represent estimated possible payouts. The threshold amounts were calculated assuming a payout of the awards based on a 50% performance multiplier, the minimum performance multiplier that would result in payment pursuant to the awards. The grant date fair values of the market share units are included in the 2012 Summary Compensation Table in column (e), Stock Awards.

(5)

Market share units granted in July 2012 under the 2010 Share Incentive Plan that are scheduled to vest on July 23, 2015. The terms of the market share units are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — 2010 Share Incentive Plan.” Amounts reported in columns (f) — (h) represent estimated possible payouts. The threshold amounts were calculated assuming a payout of the awards based on a 50% performance multiplier, the minimum performance multiplier that would result in payment pursuant to the awards. The grant date fair values of the market share units are included in the 2012 Summary Compensation Table in column (e), Stock Awards.

Employment Agreements and Arrangements with Named Executive Officers

The awards and other compensation items set forth in the 2012 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2012 Table are described in more detail above under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement. Following is a description of the material terms of our employment agreements and arrangements with each of our named executive officers except for severance arrangements, which are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Severance Arrangements under Employment Agreements” below.

Michael D. Price

Mr. Price entered into an amended and restated employment agreement with us dated July 22, 2010 pursuant to which he serves as our Chief Executive Officer. The term of Mr. Price’s employment under his employment agreement commenced on July 22, 2010 and will end on July 31, 2013 (which date will be automatically extended from year to year unless written notice is provided by either party, at least one hundred and twenty days prior to the end of the term, that the term shall not be extended). Pursuant to his employment agreement, Mr. Price received a base salary at the rate of $980,000 per year through July 31, 2011 and began receiving a base salary at the rate of $900,000 per year on August 1, 2011. Mr. Price is also eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 150% of base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan, provided that the Compensation Committee in its sole discretion will determine the actual annual incentive bonus paid to Mr. Price. Mr. Price’s employment agreement also provides that on or prior to February 28 of each calendar year during the term of the agreement, he will participate in the Executive Incentive Plan with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Price is required to maintain ownership of 100,000 Common Shares in accordance with our share ownership guidelines. In addition, he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives. Mr. Price also receives a housing allowance of $10,000 per month. On August 1, 2011, we began providing Mr. Price with travel by corporate jet for up to 24 round trips per year (prorated for any partial calendar year) for commuting between the United States and his principal place of employment at our corporate headquarters in Bermuda.

Allan C. Decleir

Mr. Decleir entered into an employment agreement with us dated April 29, 2010 in connection with his appointment as our Executive Vice President effective April 29, 2010 and Chief Financial Officer effective June 1, 2010. The term of Mr. Decleir’s employment under his employment agreement commenced on April 29, 2010 and will end on April 29, 2013 (which date will be automatically extended from year to year, unless written notice is provided by either party, at least thirty days prior to the end of the current term, that the term shall not be so extended). Pursuant to his employment agreement, Mr. Decleir receives a base salary and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 75% of earned base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Under the terms of Mr. Decleir’s employment agreement, the annual incentive bonus will be payable 50% in Common Shares and 50% in cash until Mr. Decleir meets his target share ownership level; thereafter, the annual incentive bonus will be payable 100% in cash. Mr. Decleir’s employment agreement also provides that Mr. Decleir is eligible to receive annual equity awards under the 2010 Share Incentive Plan, and that he will participate in the Executive Incentive Plan with the ability to achieve an expected target annual award opportunity if we achieve certain performance objectives over a three-year period.

The actual amount, terms and conditions and the form of payment of any 2010 Share Incentive Plan award and any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Decleir is required to accumulate 30,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and automobile allowance of $15,700 per month and reimbursement for business class roundtrip air travel to Brazil for him and his family on up to three occasions per year, and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Robert S. Porter

Mr. Porter entered into an amended and restated employment agreement with Platinum Bermuda dated October 27, 2010 pursuant to which he serves as Chief Executive Officer of Platinum Bermuda. The term of Mr. Porter’s employment under his employment agreement commenced on March 1, 2006 and will end on July 31, 2013 (which date will be automatically extended from year to year, unless written notice is provided by either party, at least ninety days prior to the end of the term, that the term shall not be so extended). Pursuant to his employment agreement, Mr. Porter receives a minimum base salary at the rate of $500,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 125% of base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Mr. Porter’s employment agreement also provides that he will participate in the Executive Incentive Plan with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Porter is required to maintain ownership of 50,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and living and automobile allowance of $36,700 per month and reimbursement for first-class roundtrip air travel to the United States for him and his family on up to four occasions per year, and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

H. Elizabeth Mitchell

Ms. Mitchell entered into an amended and restated employment agreement with Platinum US dated October 27, 2010 pursuant to which she serves as President and Chief Executive Officer of Platinum US. The term of Ms. Mitchell’s employment under her employment agreement commenced on October 27, 2010 and will end on July 31, 2013 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be so extended). Pursuant to her employment agreement, Ms. Mitchell receives a minimum base salary at the rate of $475,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 125% of base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Ms. Mitchell’s employment agreement also provides that she will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of her base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Ms. Mitchell is required to maintain ownership of 50,000 Common Share in accordance with our share ownership guidelines. In addition, she is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Michael E. Lombardozzi

Mr. Lombardozzi entered into an employment agreement with PASI dated September 1, 2011 pursuant to which he serves as President, Chief Executive Officer and Chief Legal Officer of PASI and is principally based in the offices of PASI located in Stamford, Connecticut. The employment agreement with PASI superseded the amended and restated employment agreement between Mr. Lombardozzi and us dated July 22, 2010 pursuant to which Mr. Lombardozzi’s primary role was Executive Vice President, Chief Administrative Officer and General Counsel of the Company. The term of Mr. Lombardozzi’s employment under his employment agreement commenced on September 1, 2011 and will end on September 1, 2013 (which date will be automatically extended from year to year, unless written notice is provided by either party, at least ninety days prior to the end of the term, that the term shall not be so extended). Pursuant to his employment agreement, Mr. Lombardozzi receives a minimum base salary at the rate of $500,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Mr. Lombardozzi’s employment agreement also provides that he will participate in the Executive Incentive Plan with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Lombardozzi is required to maintain ownership of 50,000 Common Shares in accordance with our share ownership guidelines. In addition, he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information with respect to the named executive officers concerning the outstanding equity awards held as of December 31, 2012.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($) (j)
Michael D. Price					32,841	(2)	$1,510,686
					2,186	(3)	$100,556
								225	(4)	$10,350
								37,553	(5)	$1,727,438
					3,130	(6)	$143,980	3,129	(6)	$143,934
								44,963	(7)	$2,068,298
								41,861	(8)	$1,925,606
Allan C. Decleir	10,000	—	$27.62	05/31/2013
	3,068	—	$30.58	02/27/2016
	4,911	—	$34.34	05/29/2017
	5,145	—	$33.92	02/20/2018
					872	(9)	$40,112
					1,355	(10)	$62,330
					2,886	(11)	$132,756
					3,435	(12)	$158,010
								65	(4)	$2,990
								12,206	(5)	$561,476
					1,017	(6)	$46,782	1,017	(6)	$46,782
								10,961	(7)	$504,206
								10,205	(8)	$469,430

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($) (j)
Robert S. Porter	10,673	—	$30.75	02/23/2015
	58,253	—	$30.58	02/27/2016
	50,596	—	$34.34	05/29/2017
	29,150	—	$33.92	02/20/2018
					1,116	(3)	$51,336
					13,613	(13)	$626,198
								115	(4)	$5,290
								20,864	(5)	$959,744
					1,739	(6)	$79,994	1,738	(6)	$79,948
								18,735	(7)	$861,810
								17,442	(8)	$802,332
H. Elizabeth Mitchell	24,394	—	$30.75	02/23/2015
	26,059	—	$30.58	02/27/2016
	78,423	—	$34.34	05/29/2017
	29,150	—	$33.92	02/20/2018
					1,060	(3)	$48,760
					12,932	(13)	$594,872
								109	(4)	$5,014
								20,864	(5)	$959,744
					1,739	(6)	$79,994	1,738	(6)	$79,948
								18,735	(7)	$861,810
								17,442	(8)	$802,332
Michael E. Lombardozzi	59,524	—	$34.34	05/29/2017
	32,065	—	$33.92	02/20/2018
					1,116	(3)	$51,336
					13,613	(13)	$626,198
								115	(4)	$5,290
								20,864	(5)	$959,744
					1,739	(6)	$79,994	1,738	(6)	$79,948
								18,735	(7)	$861,810
								17,442	(8)	$802,332

(1)	Calculated by multiplying the number of shares or share units by $46.00, the per share closing price of our Common Shares on December 31, 2012.

(2)	Unvested portion remaining from award of restricted shares originally vesting in two equal annual installments on July 31, 2012 and 2013.

(3)

Share units granted under the Executive Incentive Plan which were scheduled to vest on February 22, 2013. Because the 2010-2012 performance cycle for these share units has completed, the number of share units is based on the actual average annual return on equity achieved during such performance cycle of 6.4%.

(4)

Share units granted under the Executive Incentive Plan which vest on February 16, 2014, subject to satisfaction of performance criteria for the 2011-2013 performance cycle. Number of share units is based on achieving the threshold performance goal of 6% average annual return on equity during the performance period.

(5)

Share units granted under the Executive Incentive Plan which vest on February 14, 2015, subject to satisfaction of performance criteria for the 2012-2014 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period. Because return on equity was greater than 4% for 2012, the minimum number of share units that will be paid upon vesting of these awards is 8.33% of the share units granted.

(6)

Supplemental award of share units granted under the Executive Incentive Plan for the 2012-2013 performance cycle, half of which vested on February 13, 2013 and half of which will vest on the date in 2014 on which the Compensation Committee certifies the performance results for 2013. Number of share units is based on achieving the target performance goal of at least 4% annual threshold return on equity for each year in the performance cycle.

(7)	Market share units which vest on July 14, 2014. Number of share units is based on achieving the maximum performance multiplier of 150% during the performance period.

(8)	Market share units which vest on July 23, 2015. Number of share units is based on achieving the maximum performance multiplier of 150% during the performance period.

(9)	Unvested portion remaining from award of share units originally vesting in four equal annual installments on February 23, 2010, 2011, 2012 and 2013.

(10)	Unvested portion remaining from award of share units originally vesting in four equal annual installments on February 22, 2011, 2012, 2013 and 2014.

(11)	Unvested portion remaining from award of share units originally vesting in four equal annual installments on April 29, 2011, 2012, 2013 and 2014.

(12)	Unvested portion remaining from award of share units originally vesting in four equal annual installments February 16, 2012, 2013, 2014 and 2015.

(13)	Unvested portion remaining from award of restricted shares originally vesting in two equal annual installments on July 24, 2012 and 2013.

Option Exercises and Stock Vested for Fiscal Year-End 2012

The following table sets forth information with respect to the named executive officers concerning share option exercises and the vesting of share units and restricted shares during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(2) ($) (e)
Michael D. Price(3)	—	—	38,268	$1,444,475
Allan C. Decleir(4)	—	—	4,692	$170,023
Robert S. Porter(5)	—	—	20,363	$762,919
H. Elizabeth Mitchell(6)	—	—	19,502	$730,499
Michael E. Lombardozzi(7)	24,394	$346,639	20,677	$774,358

(1)

The value realized on exercise is calculated by multiplying the number of Common Shares acquired on exercise by the difference between the closing price of our Common Shares on the date of exercise and the exercise price of the option.

(2)

The value realized on vesting is calculated by multiplying the number of Common Shares acquired on vesting by the closing price of our Common Shares on the vesting date or, with respect to share units which vested on a weekend or holiday, the trading date immediately preceding the vesting date.

(3)

On February 23, 2012, Mr. Price acquired 5,427 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2009-2011 performance cycle originally granted to him on February 23, 2009. The closing price of our Common Shares on February 23, 2012 was $36.09 per share. On July 31, 2012, Mr. Price acquired 32,841 Common Shares on vesting of the first of two equal annual installments of an award of 65,682 restricted shares originally granted to him on October 29, 2009. The closing price of our Common Shares on July 31, 2012 was $38.02 per share.

(4)

On February 16, 2012, Mr. Decleir acquired 1,145 Common Shares on vesting of the first of four annual installments of an award of 4,580 share units originally granted to him on February 16, 2011. The closing price of our Common Shares on February 16, 2012 was $36.41. On February 21, 2012, Mr. Decleir acquired 553 Common Shares on vesting of the second of two annual installments of an award of 1,106 share units originally granted to him on February 21, 2008. The closing price of our Common Shares on February 21, 2012 was $36.43 per share. On February 22, 2012, Mr. Decleir acquired 678 Common Shares on vesting of the second of four annual installments of an award of 2,711 share units originally granted to him on February 22, 2010. The closing price of our Common Shares on February 22, 2012 was $35.50 per share. On February 23, 2012, Mr. Decleir acquired 873 Common Shares on vesting of the third of four annual installments of an award of 3,491 share units originally granted to him on February 23, 2009. The closing price of our Common Shares on February 23, 2012 was $36.09 per share. On April 29, 2012, Mr. Decleir acquired 1,443 Common Shares on vesting of the second of four annual installments of an award of 5,772 share units originally granted to him on April 29, 2010. The closing price of our Common Shares on April 27, 2012 (the trading date immediately preceding the vesting date) was $36.46 per share.

(5)

On February 21, 2012, Mr. Porter acquired 3,132 Common Shares on vesting of the second of two annual installments of an award of 6,265 share units originally granted to him on February 21, 2008. The closing price of our Common Shares on February 21, 2012 was $36.43 per share. On February 23, 2012, Mr. Porter acquired 3,618 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2009-2011 performance cycle originally granted to him on February 23, 2009. The closing price of our Common Shares on February 23, 2012 was $36.09 per share. On July 24, 2012, Mr. Porter acquired 13,613 Common Shares on vesting of the first of two equal annual installments of an award of 27,226 restricted shares originally granted to him on April 29, 2010. The closing price of our Common Shares on July 24, 2012 was $38.07 per share.

(6)

On February 21, 2012, Ms. Mitchell acquired 3,132 Common Shares on vesting of the second of two annual installments of an award of 6,265 share units originally granted to her on February 21, 2008. The closing price of our Common Shares on February 21, 2012 was $36.43 per share. On February 23, 2012, Ms. Mitchell acquired 3,437 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2009-2011 performance cycle originally granted to her on February 23, 2009. The closing price of our Common Shares on February 23, 2012 was $36.09 per share. On July 24, 2012, Ms. Mitchell acquired 12,933 Common Shares on vesting of the first of two equal annual installments of an award of 25,865 restricted shares originally granted to her on April 29, 2010. The closing price of our Common Shares on July 24, 2012 was $38.07 per share.

(7)

On February 21, 2012, Mr. Lombardozzi acquired 3,446 Common Shares on vesting of the second of two annual installments of an award of 6,892 share units originally granted to him on February 21, 2008. The closing price of our Common Shares on February 21, 2012 was $36.43 per share. On February 23, 2012, Mr. Lombardozzi acquired 3,618 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2009-2011 performance cycle originally granted to him on February 23, 2009. The closing price of our Common Shares on February 23, 2012 was $36.09 per share. On July 24, 2012, Mr. Lombardozzi acquired 13,613 Common Shares on vesting of the first of two equal annual installments of an award of 27,226 restricted shares originally granted to him on April 29, 2010. The closing price of our Common Shares on July 24, 2012 was $38.07 per share. On December 7, 2012, Mr. Lombardozzi exercised 24,394 options with an exercise price of $30.75 per share. The closing price of our Common Shares on December 7, 2012 was $44.96 per share.

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2012

The following table sets forth information for the named executive officers with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2012.

Name (a)	Plan	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year(1) ($) (c)	Aggregate Earnings in Last Fiscal Year(2) ($) (d)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (e)	Aggregate Balance at Last Fiscal Year End(3) ($) (f)
Michael D. Price	Platinum US nonqualified retirement savings plan	—	—	$24,569	—	$387,203
Allan C. Decleir	International pension plan	—	$38,750	$7,374	—	$248,955
Robert S. Porter	Platinum US nonqualified retirement savings plan	—	—	$5,885	—	$92,748
H. Elizabeth Mitchell	Platinum US nonqualified retirement savings plan	—	$24,583	$21,691	—	$225,072
Michael E. Lombardozzi	Platinum US nonqualified retirement savings plan	—	$25,000	$15,914	—	$197,648

(1)	These amounts are reported as compensation in the 2012 Summary Compensation Table in column (i), All Other Compensation.

(2)	These amounts are not reported as compensation in the 2012 Summary Compensation Table because they are not above-market or preferential.

(3)

For each named executive officer, the amounts contributed by the named executive officer and the Company to the applicable nonqualified defined contribution plan were included in the Summary Compensation Table in the year in which such contributions were earned (if the named executive officer was included in the Summary Compensation Table at that time). The aggregate balance at last fiscal year end for the applicable nonqualified defined contribution plan includes the following amounts which were also reported in the Summary Compensation Table for 2012 or prior years: Mr. Price: $241,462; Mr. Decleir: $105,084; Mr. Porter: $64,417; Ms. Mitchell: $208,134; and Mr. Lombardozzi: $171,317, in each case less any portion of such amount that was earned during the fourth quarter of 2012 but not deposited in the plan until the first quarter of 2013.

As discussed above, we make employer contributions to our various qualified and nonqualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers.

Employees who are based in the United States or are United States taxpayers are allowed to contribute a percentage of their base salary and we provide matching contributions in an amount equal to up to 4% of the employee’s base salary contributions each year. We also make a profit-sharing contribution for each employee in an amount equal to up to 6% of the employee’s earned base salary each year. To the extent that contributions would exceed the limits prescribed by Section 401(a)(7) of the Internal Revenue Code for qualified defined contribution plans, such as our 401(k) plan (for 2012, base salary in excess of $250,000), eligible employees will receive the remainder of their 4% Company match and 6% profit-sharing contribution in the nonqualified retirement savings plan of Platinum US. The nonqualified retirement savings plan of Platinum US has the same investment elections as our 401(k) plan. Participants may elect to have their contributions under the nonqualified retirement savings plan deemed to be invested among certain permissible investment options. Our contributions to the nonqualified retirement savings plan vest fully after the employee has completed two years of service. The nonqualified retirement savings plan provides that, as soon as practicable following retirement, death, disability or other termination of employment, but subject to any delay required by the Internal Revenue Code, all benefits thereunder will be distributed in a single lump sum in cash. Withdrawal is permitted only upon cessation of employment. Currently, Mr. Lombardozzi and Ms. Mitchell participate in the nonqualified retirement savings plan.

Section 457A of the Internal Revenue Code generally prohibits United States taxpayers from deferring United States income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as the Company and Platinum Bermuda. As a result, our Bermuda-based named executive officers who are also United States taxpayers, currently Mr. Price and Mr. Porter, are not eligible to participate in the nonqualified retirement savings plan of Platinum US. In addition, and as required by Section 457A, the nonqualified retirement savings plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. In lieu of matching and profit-sharing contributions previously provided to Messrs. Price and Porter through the nonqualified retirement savings plan, Mr. Price and Mr. Porter each receive an amount in cash equal to the amount we would have contributed to the nonqualified retirement savings plan. The 2012 cash payments to Mr. Price and Mr. Porter have been reported in the 2012 Summary Compensation Table in column (i), All Other Compensation.

Employees who are based in Bermuda and who are not United States taxpayers participate in the international pension plan, a nonqualified defined contribution savings plan pursuant to which we contribute an amount equal to 10% of each participant’s base salary each year. Participants may elect to have their contributions under the international pension plan deemed to be invested among certain permissible mutual fund options. Our contributions to the international pension plan vest fully after the employee has been participating in the plan for two years. Benefits are paid following retirement, death, disability or other termination of employment either in cash or by transfer to another retirement plan or retirement product. Mr.  Decleir participates in the international pension plan.

Potential Payments Upon Termination or Change In Control

Following is information relating to potential payments to our named executive officers upon termination of their employment or a change in control of the Company, other than payments that do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all salaried employees, such as any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under our employee benefit plans or arrangements) accrued or owing through the date of termination, the distribution of balances under our 401(k) plan and nonqualified defined contribution plans, and payments under our health and welfare plans.

Change in Control Severance Plan

Our CIC Plan provides severance benefits to each of our named executive officers in the event their employment is terminated by the Company without cause or by the executive for good reason during the two-year period following a change in control. The severance benefits we are required to provide pursuant to the CIC Plan include the following: (i) payment of all accrued compensation and vacation and sick pay within thirty days following the termination; (ii) a severance payment equal to the sum of the participant’s highest rate of base salary in the last twelve months plus the participant’s target bonus for the year of termination multiplied by a severance multiple (which has been set at 200% for the named executive officers); (iii) the immediate vesting of all share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms, typically on a prorated basis), with all share options remaining exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier); (iv) continued health care, disability and life insurance coverage for the participant and the participant’s dependents commencing on the termination of employment and continuing for the period of time equal to one year multiplied by the severance multiple; and (v) the participant’s reasonable relocation expenses to return to his or her home country within 30 days after submission of supporting documentation.

The CIC Plan also provides that if any payments to a participant under the CIC Plan would be subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code, the participant will be entitled to a full gross-up payment to be made whole for the effects of the tax, provided that if such payments to the participant under the CIC Plan would not exceed the excise tax limit by more than 10%, such payments will be reduced below the limit.

A participant’s receipt of severance benefits pursuant to the CIC Plan is conditioned upon the participant’s execution of a full waiver and release of any and all claims against us, our affiliates and our officers and directors, and agreement to comply with covenants relating to non-solicitation of customers and employees, which apply for a period following termination equal to one year multiplied by the applicable severance multiple (which has been set at 200% for the named executive officers), non-disparagement and confidentiality.

Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits.

For purposes of the CIC Plan, “change in control,” “cause” and “good reason” have the following meanings:

•

“change in control” means (i) an acquisition by any individual or group of 50% or more of the Common Shares, other than any acquisition directly from us, by us, and by an employee benefit plan sponsored or maintained by us or any of our subsidiaries; (ii) a change in the composition of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval; or (iii) certain mergers or consolidations involving the Company;

•

“cause” means the participant’s (i) willful and continued failure to perform substantially his or her duties (other than any such failure resulting from the participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant by the Board; (ii) willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to us or our affiliates; or (iii) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and

•

“good reason” means the occurrence of any of the following events without the express written consent of the participant: (i) a reduction in base salary or target annual incentive bonus; (ii) a reduction in the scope of his or her duties, responsibilities or authority (including reporting responsibilities); (iii) any requirement that he or she be principally based in any location other than the location in which he or she was principally based immediately prior to the change in control; or (iv) we breach any of the material provisions of any employment agreement between the participant and the Company.

Severance Arrangements under Employment Agreements

Each of our named executive officers has an employment agreement that provides for a lump sum cash payment in the event that his or her employment is terminated without cause by the Company or for good reason by the executive. The lump sum cash payment is equal to $2.25 million for Mr. Price and to one year’s base salary and target bonus for all other named executive officers. In addition, Messrs. Price, Porter and Lombardozzi and Ms. Mitchell will receive prorated payments of their annual incentive bonuses under the Annual Incentive Plan for the year in which a termination by the Company without cause or by the executive for good reason occurs, with the amount to be determined based on the Company’s actual performance. The employment agreements with Messrs. Price, Porter and Lombardozzi and Ms. Mitchell also provide that, in the event that the named executive officer terminates his or her employment with us upon the expiration of the employment term (other than for good reason) or, in Mr. Price’s case, if his employment terminates upon expiration of the employment term, he or she will be entitled to receive a prorated annual incentive bonus under the Annual Incentive Plan and a prorated payment in respect of each incentive award he or she received under the Executive Incentive Plan, in each case with the amount to be determined based on the Company’s actual performance. Pursuant to their employment agreements, Mr. Porter, Mr. Lombardozzi and Ms. Mitchell are also entitled to receive prorated portions of their target annual incentive bonuses for the year in which his or her death or disability occurs. Pursuant to Mr. Decleir’s employment agreement, if his employment is terminated without cause, for good reason or upon expiration of the employment term, we will reimburse him for documented expenses of relocating from Bermuda up to $50,000. Pursuant to Mr. Porter’s employment agreement, we will reimburse him up to $50,000 for the costs and expenses incurred by him in connection with the relocation of his family from Bermuda.

For all of our named executive officers, “cause” under the employment agreements means (i) their willful and continued failure to substantially perform their duties; (ii) their conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iii) their engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with their position with us or any of our subsidiaries, or other willful act that materially damages our reputation or the reputation of any of our subsidiaries; (iv) their breach of any restrictive covenants in any employment or award agreement; or (v) their sale, transfer or hypothecation of our Common Shares in violation of our share ownership guidelines. For Mr. Decleir, “cause” also means an abandonment of Bermuda or such other location the Board establishes as our corporate headquarters as his primary residence prior to the expiration of the term of his agreement without our prior written consent or a failure to maintain Bermuda as the location of his principal business office without our prior written consent.

For all of our named executive officers, “good reason” under the employment agreements means, without their express written consent, (i) a reduction in their base salary or their target bonus; (ii) a reduction in the scope of their duties, responsibilities, power or authority; (iii) a change in their reporting relationship; (iv) a change in the location of employment; and (v) a breach by us or our subsidiaries of any material provision of their employment agreement. For Mr. Porter, Mr. Lombardozzi and Ms. Mitchell, “good reason” also means the failure by us to extend the term of their employment agreements.

These severance payments would be made by us within the time frames provided in the applicable employment agreements, generally 60 days following the “separation from service” (as defined in Section 409A of the Internal Revenue Code), or in the case of any payment pursuant to the terms of the Annual Incentive Plan, in the calendar year immediately following the calendar year in which the bonus was earned, and in accordance with Sections 409A and 457A of the Internal Revenue Code if applicable. These severance payments are conditioned upon the named executive officer executing and honoring a standard waiver and release of claims in favor of us.

Accelerated Vesting and Prorated Payment of Incentives

In addition to the severance provisions described above, our long-term and annual incentives are subject to accelerated vesting or prorated payment under certain circumstances as discussed below.

CIC Plan.    As described above, pursuant to the CIC Plan, if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all of the share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms, typically on a prorated basis) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier).

2010 Share Incentive Plan and Award Agreements.    For all named executive officers, pursuant to the 2010 Share Incentive Plan and the award agreements thereunder, upon a change in control of the Company, share units (other than share units awarded under the Executive Incentive Plan and market share units) would automatically vest and convert on a one-to-one basis into Common Shares, options would vest and become fully exercisable and restricted shares would vest. In the event of the death or disability of a named executive officer other than Mr. Price, all unvested equity awards (other than share units awarded under the Executive Incentive Plan and market share units) would vest or become fully exercisable. In the event of Mr. Price’s death or disability, all equity awards held by Mr. Price (other than awards under the Executive Incentive Plan and market share units) that would have vested or that would have become exercisable within one year after his death or disability would vest or become fully exercisable. In the event that the named executive officer’s employment is terminated without cause by us or for good reason by the executive, restricted shares would vest and pursuant to Mr. Price’s employment agreement, all unvested equity awards held by Mr. Price (other than awards under the Executive Incentive Plan and market share units) would vest and become fully exercisable. Under the terms of the market share unit award agreements, in the event of a change in control or the termination of the named executive officer’s employment by us without cause, by the executive for good reason or due to retirement, death or disability, the market share unit awards will vest in full. In the case of a termination of the named executive officer’s employment by us without cause, by the executive for good reason or due to retirement, the number of

Common Shares payable pursuant to the market share unit award will be determined based on our share price performance for the twenty trading days ending on the last day of the fiscal quarter preceding the originally scheduled vesting date. In the case of death or disability, the number of Common Shares payable pursuant to the market share unit award will be determined based on the Company’s share price performance for the twenty trading days ending on the last day of the fiscal quarter preceding the termination of employment. In the case of a change in control, the number of Common Shares payable pursuant to the market share unit award will be determined based on the share price performance for the twenty trading days preceding the change in control. Employment agreement provisions covering these matters typically supersede award agreement provisions.

Executive Incentive Plan and Award Agreements.    Under certain circumstances a named executive officer would be entitled to a prorated payment in respect of his or her share units awarded pursuant to the Executive Incentive Plan prior to completion of the performance cycle. Generally, in the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive payment on a prorated basis, based upon the period of service prior to the event and our performance as of the end of the fiscal quarter coincident with or following a termination of employment or prior to a change in control. In addition, pursuant to their employment agreements, in the event that the employment of Messrs. Price, Porter or Lombardozzi or Ms. Mitchell terminates upon the expiration of the term of employment (other than for good reason), the named executive officer would be entitled to receive payment in respect of each award granted to him under the Executive Incentive Plan on a prorated basis based on his period of service prior to the termination of employment and our performance as of the end of the fiscal quarter preceding the termination of employment. Employment agreement provisions covering these matters typically supersede award agreement provisions.

Annual Incentive Plan.    Pursuant to the Annual Incentive Plan, named executive officers are entitled to receive prorated portions of their target annual incentive bonuses for the year in which a change in control of the Company occurs, subject to the continued employment of the named executive officer with the Company at the time of the change in control. The prorated portion of the target annual incentive bonus would be based on the period of service for the plan year during which the change in control occurs and the performance goals achieved by us as of the end of the fiscal quarter immediately preceding the date of the change in control, as determined by the Compensation Committee prior to the change in control in its sole discretion.

For purposes of the acceleration events or prorated payments described above, “change in control” has the same meaning as set forth above under “Executive Compensation — Potential Payments Upon Termination of Change In Control — Change in Control Severance Plan.” All of the benefits payable upon the occurrence of these acceleration events would be payable by us within the time frames provided in the applicable plan, as soon as practicable following the occurrence of the acceleration event or, in the case of any payment pursuant to the terms of the Annual Incentive Plan, in the calendar year immediately following the calendar year in which the bonus was earned, and in accordance with Sections 409A and 457A of the Internal Revenue Code.

Restrictions that Apply to Named Executive Officers Upon Termination

Each of our named executive officers is subject to certain confidentiality and non-solicitation covenants that prohibit them from disclosing trade secrets and confidential or proprietary information of the Company following a termination of employment for any reason and from soliciting or hiring any of our employees (or, in certain cases, any of our employees whose annual compensation exceeds $100,000) for a period of twenty-four months in the case of Mr. Price and fifteen months in the case of our other named executive officers, following a termination of their employment for any reason. Mr. Price is also subject to a non-disparagement covenant and a non-competition covenant which prohibits him, for a period of twenty-four months following the termination of his employment for any reason, without the express written consent of the Governance Committee, from engaging in, holding an interest in, owning, managing, operating, controlling, directing, being connected with as a stockholder (other than as a holder of less than 2% of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engaging or participating in or being connected in any manner with, any reinsurance business, any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance, or any insurance business that competes with any insurance business engaged in by us or any of our subsidiaries or in which we or any of our subsidiaries have plans to engage at the time of the termination of his employment. Mr. Porter, Mr. Lombardozzi and Ms. Mitchell are also subject to one-year non-competition covenants if they terminate their employment upon expiration of the applicable employment term (other than for good reason). The continued effectiveness after termination of incentive awards granted to our named executive officers during employment is conditioned upon their compliance with their restrictive covenants, and any breach thereof may result in the forfeiture of certain awards. Further, we have the right to enjoin any breach by our named executive officers of their restrictive covenants.

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2012, or on such other date indicated in the case of a termination at the expiration of the term of employment, are as follows:

Termination Without Cause or For Good Reason following a Change in Control(1)

	Severance Payment(2)	Prorated Payment of Annual Incentive(3)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Payment of Continued Health Care, Life Insurance and Disability Coverage(6)	Payment of Relocation Expenses to Home Country(7)	Parachute Tax Gross Up Payment(8)	Total
Michael D. Price	$4,500,000	$2,362,500	$4,973,846	$820,364	$54,272	—	—	$12,710,982
Allan C. Decleir	1,361,250	508,594	1,244,602	233,956	49,746	$50,000	—	3,448,148
Robert S. Porter	2,250,000	1,093,750	2,069,197	451,260	69,631	50,000	—	5,983,838
H. Elizabeth Mitchell	2,239,583	1,084,635	2,037,871	448,684	15,290	—	—	5,826,064
Michael E. Lombardozzi	2,000,000	875,000	2,069,197	451,260	42,657	—	—	5,438,114

Termination Without Cause or For Good Reason other than following a Change in Control

	Severance Payment(9)	Prorated Payment of Annual Incentive(10)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Payment of Relocation Expenses to Home Country(7)	Total
Michael D. Price	$2,250,000	$2,362,500	$4,968,158	$676,384	—	$10,257,042
Allan C. Decleir	678,125	—	842,898	187,174	$50,000	1,758,197
Robert S. Porter	1,125,000	1,093,750	2,066,885	371,266	50,000	4,706,901
H. Elizabeth Mitchell	1,115,625	1,084,635	2,035,559	368,690	—	4,604,509
Michael E. Lombardozzi	1,000,000	875,000	2,066,885	371,266	—	4,313,151

Change in Control without Termination

	Prorated Payment of Annual Incentive(3)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Total
Michael D. Price	$2,362,500	$4,973,846	$820,364	$8,156,710
Allan C. Decleir	508,594	1,244,602	233,956	1,987,152
Robert S. Porter	1,093,750	2,069,197	451,260	3,614,207
H. Elizabeth Mitchell	1,084,635	2,037,871	448,684	3,571,190
Michael E. Lombardozzi	875,000	2,069,197	451,260	3,395,457

Termination due to Death or Disability

	Prorated Payment of Annual Incentive(11)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Payment of Relocation Expenses to Home Country(7)	Total
Michael D. Price	—	$4,968,158	$676,384	—	$5,644,542
Allan C. Decleir	—	1,243,261	187,174	—	1,430,435
Robert S. Porter	$625,000	2,066,885	371,266	$50,000	3,113,151
H. Elizabeth Mitchell	619,792	2,035,559	368,690	—	3,024,040
Michael E. Lombardozzi	500,000	2,066,885	371,266	—	2,938,151

Termination at Expiration of Term(12)

	Prorated Payment of Annual Incentive(13)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(14)	Payment of Relocation Expenses to Home Country(7)	Total
Michael D. Price	$1,378,125	$464,508	—	$1,842,633
Allan C. Decleir	—	—	$50,000	50,000
Robert S. Porter	638,021	254,196	50,000	942,217
H. Elizabeth Mitchell	632,704	251,988	—	884,692
Michael E. Lombardozzi	583,333	285,614	—	868,947

(1)

In accordance with the terms of the CIC Plan, which provides that any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits, the participants would not receive (and this table does not include) a lump sum cash payment equal to $2.25 million for Mr. Price or one year’s base salary and target bonus for each of the other named executive officers that would have been payable under each named executive officer’s employment agreement in the event of a termination without cause by the Company or for good reason by the executive.

(2)	Represents the sum of highest base salary during 2012 and 2012 target bonus multiplied by a 200% severance multiple.

(3)

Represents the prorated portion of the named executive officer’s actual annual incentive bonus for 2012 assuming a performance bonus multiplier of 175%. For illustration purposes, this amount was calculated based on the performance of the Company as of December 31, 2012 (rather than the performance as of the end of the quarter preceding the change in control, or September 30).

(4)

Represents the value that would be realized on December 31, 2012 due to the accelerated vesting of any outstanding restricted share, time-vested share unit or market share unit awards held by a named executive officer that would vest in the event of the applicable termination or change in control scenario, including the value of accumulated dividend equivalents. The values are calculated using the closing price of the Common Shares on December 31, 2012 of $46.00 per share. In the case of a change in control, the number of market share units vested is based on the average closing price of our common shares for the 20 trading days ended December 30, 2012. For illustration purposes, in the case of a termination without cause or for good reason other than following a change in control, the number of market share units vested is based on the average closing price of our Common Shares for the 20 trading days ended December 31, 2012 (rather than as of the end of the quarter preceding the originally scheduled vesting date). In the case of a termination due to death or disability, the number of market share units vested is based on the average closing price of our Common Shares for the 20 trading days ended December 31, 2012.

(5)

Represents the value that would be realized on December 31, 2012 from a prorated Executive Incentive Plan award, based upon the portion of the performance period completed for each award (one, two or three years) and the performance of the Company as of December 31, 2012, calculated using the closing price of our Common Shares on December 31, 2012 of $46.00 per share. In the case of a change in control, for illustration purposes, this amount was calculated based on the performance of the Company as of December 31, 2012 (rather than the performance as of the end of the quarter preceding the change in control, or September 30).

(6)

Represents the value of continued medical, dental, accident, disability and life insurance coverage for each named executive officer and such named executive officer’s dependents for two years based on the annual cost to the Company of providing these benefits in 2012.

(7)

Estimate of the reasonable relocation expenses (up to a maximum of $50,000 for Mr. Decleir and Mr. Porter) to return the named executive officer to his home country, including moving expenses, real estate fees and commissions and related expenses, based on past costs to the Company of relocating executive officers between Bermuda and their home countries.

(8)	Estimate of the gross-up payment needed to make the named executive officer whole for the effects of the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code.

(9)

Represents the value of a lump sum cash payment of (i) $2.25 million for Mr. Price and (ii) 2012 earned base salary plus 2012 target bonus for Messrs. Decleir, Porter and Lombardozzi and Ms. Mitchell, made pursuant to their employment agreements.

(10)

For Messrs. Price, Porter and Lombardozzi and Ms. Mitchell, this represents the prorated portion of the named executive officer’s actual annual incentive bonus for 2012 assuming a performance bonus multiplier of 175%, payable pursuant to the applicable employment agreement as a result of the termination without cause or for good reason. Mr. Decleir is not entitled to receive a prorated annual incentive bonus in this scenario.

(11)

For Mr. Porter, Mr. Lombardozzi and Ms. Mitchell, this represents the prorated portion of the named executive officer’s target annual incentive bonus for 2012. Mr. Price and Mr. Decleir would not receive a prorated target annual incentive bonus in this scenario.

(12)

For Mr. Price and Mr. Decleir, this table represents benefits due if their employment terminates upon expiration of the respective term of employment. For Mr. Porter, Mr. Lombardozzi and Ms. Mitchell, this table represents benefits due if the executive officer terminates his or her employment upon expiration of the respective term of employment other than for good reason. The actual dates on which the named executive officers’ current employment terms expire are: Mr. Price: July 31, 2013; Mr. Decleir: April 29, 2013; Mr. Porter: July 31, 2013; Ms. Mitchell: July 31, 2013; and Mr. Lombardozzi: September 1, 2013. For illustration purposes, this table assumes the expirations occurred on the corresponding dates in 2012.

(13)

For Messrs. Price, Porter and Lombardozzi and Ms. Mitchell, this represents the prorated portion of the executive officer’s actual annual incentive bonus for 2012 assuming a performance bonus multiplier of 175%. Pursuant to their employment agreements, in this scenario, each of Mr. Price, Mr. Porter and Ms. Mitchell is entitled to receive 7/12ths of the annual incentive bonus that would have been due to him or her in the calendar year of the termination and Mr. Lombardozzi is entitled to receive 8/12ths of the annual incentive bonus that would have been due to him in the calendar year of the termination.

(14)

Represents an estimate of the value that would be realized on the applicable expiration date from a prorated Executive Incentive Plan award, based upon the portion of the performance period completed for each award through the expiration date. For illustration purposes, this amount was calculated based on the performance of the Company as of December 31, 2012 (rather than the performance as of the end of the quarter preceding the expiration date, or June 30) and the closing price of our Common Shares on December 31, 2012 of $46.00 per share.

Relationship between Compensation Policies and Risk Management

We do not believe that there are any risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Our Compensation Committee evaluates the relationship between our compensation policies and risk management on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2013 of those persons known by us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(7)
FMR LLC Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	3,608,144	(1)	11.1
Donald Smith & Co., Inc. Donald Smith Long/Short Equities Fund, L.P. 152 West 57th Street New York, NY 10019	2,823,647	(2)	8.7
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,233,609	(3)	6.9
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	2,077,894	(4)	6.4
The Vanguard Group, Inc. 152 West 57th Street New York, NY 10019	1,833,212	(5)	5.7
Wellington Management Company, LLP 280 Congress Street Boston, MA 02110	1,635,517	(6)	5.0

(1)

In an amendment to Schedule 13G filed on February 14, 2014, FMR LLC (“FMR”) and its Chairman, Edward C. Johnson 3d, reported beneficial ownership as of December 31, 2012 of a total of 3,608,144 Common Shares of the Company, consisting of (i) 3,292,796 Common Shares which are held by various investment companies (the “Fidelity Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is investment adviser (noting that the ownership of one of the Fidelity Funds, Fidelity Small Cap Value Fund, amounted to 1,694,139 Common Shares, or 5.2% of the Common Shares outstanding as of February 28, 2013), and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting, which power resides with Fidelity Funds’

Board of Trustees, (ii) 10,500 Common Shares which are held by various institutional accounts, non-U.S. mutual funds or investment companies of which Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 10,500 Common Shares and sole power to vote or to direct the voting of 10,500 Common Shares and (iii) 304,848 Common Shares which are held by various institutional accounts of which Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR and a bank, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 304,848 Common Shares and sole power to vote or to direct the voting of 304,848 Common Shares. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that the interest of one person, Fidelity Small Cap Value Fund, amounted to more than 5% of the outstanding Common Shares of the Company. Pursuant to a limitation on voting rights in our Bye-laws, FMR’s voting power with respect to the Common Shares owned by it is limited to 9.5% of the voting power of our outstanding Common Shares.

(2)

In a Schedule 13G filed on February 13, 2013, Donald Smith & Co., Inc., an investment advisor (“Donald Smith & Co.”), reported sole voting power over 1,989,785 Common Shares of the Company and sole dispositive power over 2,823,647 Common Shares of the Company, and Donald Smith Long/Short Equities Fund, L.P., a limited partnership fund, reported sole voting power over 10,478 Common Shares of the Company and sole dispositive power over 2,103,406 Common Shares of the Company. The Schedule 13G reported that (i) Donald Smith & Co. does not serve as custodian of the assets of any of its clients and, accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities; (ii) the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, vested in the institutional clients which Donald Smith & Co. serves as investment advisor; (iii) any and all discretionary authority which has been delegated to Donald Smith & Co. may be revoked in whole or in part at any time; and (iv) to the knowledge of Donald Smith & Co., with respect to all securities reported in the Schedule 13G owned by its advisory clients, not more than 5% of the class of such securities is owned by any one client. The Schedule 13G also reported that, with respect to the remaining securities owned, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares of the Company, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares of the Company.

(3)

In an amendment to Schedule 13G filed on February 5, 2013, BlackRock, Inc. reported beneficial ownership as of December 30, 2012 of a total of 2,233,609 Common Shares of the Company, sole voting power over 2,233,609 Common Shares of the Company and sole dispositive power over 2,233,609 Common Shares of the Company. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares of the Company, and that no one person’s interest in the Common Shares is more than 5% of the total outstanding Common Shares of the Company.

(4)

In a Schedule 13G filed on February 11, 2013, Dimensional Fund Advisors LP, an investment advisor (“Dimensional”), reported sole voting power over 2,038,057 Common Shares of the Company and sole dispositive power over 2,077,894 Common Shares of the Company. The Schedule 13G reported that Dimensional serves as investment advisor, sub-advisor and manager to investment companies, trusts and accounts (the “Dimensional Funds”) and in this role possesses voting and/or investment power over the Common Shares of the Company held by the Dimensional Funds. However, all securities reported in the Schedule 13G are owned by the Dimensional Funds and Dimensional disclaims beneficial ownership of such securities. In addition, the Dimensional Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts and, to the knowledge of Dimensional, the interest of any one such Dimensional Fund does not exceed 5% of the class of securities.

(5)

In a Schedule 13G filed on February 13, 2013, The Vanguard Group, Inc., an investment advisor (“Vanguard”), reported beneficial ownership as of December 31, 2012 of a total of 1,833,212 Common Shares of the Company, sole voting power over 51,048 Common Shares of the Company, sole dispositive power over 1,783,964 Common Shares of the Company and shared dispositive power over 49,248 Common

Shares of the Company. Vanguard also reported that Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 49,248 Common Shares of the Company as a result of serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficiary owner of 1,800 Common Shares of the Company as a result of serving as investment manager of Australian investment offerings.

(6)

In an amendment to Schedule 13G filed on February 14, 2013, Wellington Management Company, LLP, an investment advisor (“Wellington”), reported beneficial ownership as of December 31, 2012 of a total of 1,635,517 Common Shares of the Company held of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities, and that no such client was known to have such right or power with respect to more than 5% of the class of such securities. Wellington reported shared voting power over 1,290,666 Common Shares and shared dispositive power over 1,635,517 Common Shares.

(7)	Based on 32,423,699 outstanding Common Shares as of February 28, 2013.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2013 of each of our executive officers, directors and director nominees. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(4)
Robert S. Porter	309,804	(1)	1.0
Michael E. Lombardozzi	300,217	(1)	*
H. Elizabeth Mitchell	255,661	(1)	*
Michael D. Price	247,734	(1)	*
Kenneth A. Kurtzman	121,841	(1)(2)	*
Dan R. Carmichael	68,963	(3)	*
Allan C. Decleir	44,892	(1)	*
Neal J. Schmidt	33,962	(1)	*
A. John Hass	10,280	(3)	*
Edmund R. Megna	9,468	(3)	*
Christopher J. Steffen	9,121	(3)	*
James P. Slattery	6,455	(3)	*
Antony P. D. Lancaster	4,646	(3)	*
Linda R. Ransom	—		*

All directors, nominees and executive officers as a group (14 persons)	1,423,044		4.3

*	Represents less than 1% of the outstanding Common Shares.

(1)

Includes unvested restricted shares as follows: Mr. Lombardozzi: 13,613 Common Shares; Ms. Mitchell: 12,932 Common Shares; Mr. Porter: 13,613 Common Shares; and Mr. Price: 32,841 Common Shares. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2013 as follows: Mr. Decleir: 13,124 Common Shares; Mr. Kurtzman: 84,527 Common Shares; Mr. Lombardozzi: 91,589 Common Shares; Ms. Mitchell: 107,573 Common Shares; and Mr. Porter: 148,672 Common Shares. Includes Common Shares beneficially owned pursuant to the conversion of share units within 60 days after February 28, 2013 as follows: Mr. Decleir: 6,413 Common Shares.

(2)	Mr. Kurtzman has pledged 12,000 Common Shares as security for a margin loan.

(3)

Does not include nonemployee director fee share units issued to Messrs. Carmichael, Hass and Megna as more fully described under “Director Compensation.” As of February 28, 2013, the following nonemployee directors were credited with the following number of director fee share units: Mr. Carmichael: 5,601 share units; Mr. Hass: 3,667 share units; and Mr. Megna: 1,950 share units. Includes 1,418 Common Shares beneficially owned pursuant to the conversion of share units awarded to each of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen at the 2012 Annual Meeting that are convertible into Common Shares within 60 days after February 28, 2013.

(4)

Based on 32,423,699 outstanding Common Shares as of February 28, 2013, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days after February 28, 2013 and share units that are convertible into Common Shares within 60 days after February 28, 2013 held by such person or group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, our directors and executive officers and any persons holding more than 10% of our Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2012. We have determined that no person who at any time during 2012 was a director, executive officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2012, except that one Form 4 for Mr. Lancaster was filed late to report one transaction. This determination was based solely upon the review by us of Forms 3, 4 and 5, and written representations that no Forms 5 were required that were submitted to us with respect to 2012.

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC rules promulgated thereunder, we are providing our shareholders with the opportunity of a separate vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. A proposal will be presented at the Annual Meeting in the form of the following resolution:

RESOLVED, that the shareholders of the Company hereby approve the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2013 Annual General Meeting of Shareholders under the heading “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The Board believes that our compensation program achieves the objectives set forth under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement. The Board urges you to review carefully the information under “Executive Compensation” in this proxy statement and to vote, on an advisory basis, to approve the compensation of the Company’s named executive officers. While the vote on named executive officer compensation is advisory and non-binding, our Board and Compensation Committee value the opinions of our shareholders and we will consider our shareholders’ views, as expressed by their vote on this proposal, in any subsequent determinations of compensation policies and practices.

In accordance with our recommendations and the advisory vote of our shareholders on the frequency of shareholder advisory votes on named executive officer compensation at our 2011 Annual General Meeting of Shareholders, we intend to present to shareholders a proposal for an advisory vote on named executive officer compensation each year until the next required vote on frequency in 2017. The next such proposal for an advisory vote on named executive officer compensation will be presented at our 2014 Annual Meeting.

THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” THE FOREGOING RESOLUTION.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board has also determined that Mr. Slattery and Mr. Steffen are “audit committee financial experts” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2012 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG Audit Limited (formerly known as KPMG, a Bermuda partnership) (“KPMG”), the Company’s independent registered public accounting firm for the 2012 fiscal year. The Audit Committee has also discussed with KPMG the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee has also discussed with KPMG the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2012 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG; and any material written communications between KPMG and management.

KPMG provided a report to the Audit Committee describing KPMG’s internal quality-control procedures and related matters. KPMG also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG its independence. When considering KPMG’s independence, the Audit Committee considered, among other matters, whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions with management and KPMG referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2012 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year.

James P. Slattery, Chairman

Dan R. Carmichael

A. John Hass

Christopher J. Steffen

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act or the Exchange Act or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR

The Audit Committee has nominated KPMG to serve as our independent registered public accounting firm for the 2013 fiscal year. In accordance with Bermuda law, our shareholders have the authority to approve the Audit Committee’s nomination of our independent registered public accounting firm. A proposal will be submitted to shareholders at the Annual Meeting for approval of the nomination of KPMG. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table summarizes the aggregate fees billed by KPMG and its affiliates for services rendered for the years ended December 31, 2012 and December 31, 2011:

	2012	2011(1)
Audit fees(2)	$1,510,000	$1,564,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1,510,000	$1,564,500

(1)

The amount shown for “Audit fees” for 2011 has been adjusted from the amount shown in last year’s proxy statement to reflect a decrease in audit fees of $20,500 for the 2011 statutory audits of our subsidiaries.

(2)

The amounts shown for “Audit fees” for 2012 and 2011 represent fees for professional services rendered by KPMG and its affiliates for (a) the audit of our annual financial statements and internal control over financial reporting; (b) the review of our financial statements included in our Quarterly Reports on Form 10-Q; and (c) statutory audits for our subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee is primarily responsible for managing our relationship with our independent registered public accounting firm. Subject to approval by our shareholders as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the remuneration and oversee the performance of our independent registered public accounting firm. The Audit Committee has considered whether the provision by our independent registered public accounting firm of non-audit services to the Company is compatible with maintaining the independence of the independent registered public accounting firm. It is our policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that may properly be considered at the Annual Meeting other than that referred to above. As to other business, if any, that may properly come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for the 2014 Annual Meeting

In accordance with Rule 14a-8 of the Exchange Act, any proposal of a shareholder intended to be presented at the 2014 Annual Meeting must be received by us no later than the close of business on November 22, 2013 in order for the proposal to be considered for inclusion in our notice of meeting, proxy statement and proxy for such meeting. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2014 Annual Meeting does not notify us of such a proposal on or before February 5, 2014, then proxies received by us for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi

Executive Vice President, General Counsel,

Chief Administrative Officer and Secretary

Pembroke, Bermuda

March 22, 2013

Platinum Underwriters Holdings, Ltd.
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Dan R. Carmichael	☐	☐	02 - A. John Hass	☐	☐	03 - Anthony P.D. Lancaster	☐	☐

04 - Edmund R. Megna	☐	☐	05 - Michael D. Price	☐	☐	06 - Linda E. Ransom	☐	☐
07 - James P. Slattery	☐	☐	08 - Christoper J. Steffen	☐	☐

For	Against	Abstain		For	Against	Abstain

2.   To approve the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2013 Annual General Meeting of Shareholders under the heading “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐	☐	☐	3. To approve the nomination of KPMG Audit Limited as the Company’s independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¡	8 2 D V	+

            01LJ3C

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters Holdings, Ltd. 2013 Annual General Meeting of Shareholders to be Held on April 24, 2013.

The proxy statement, proxy and 2012 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Platinum Underwriters Holdings, Ltd.

The Belvedere Building

69 Pitts Bay Road, 2nd Floor

Pembroke HM 08 Bermuda

This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1, 2 and 3 if no instructions to the contrary are indicated.

The undersigned hereby appoints DAN R. CARMICHAEL, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 24, 2013 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 22, 2013.

IMPORTANT - This proxy must be signed and dated on the reverse side.